As filed with the Securities and Exchange Commission on November 7, 2011
Registration No. 333-174113

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

PRE-EFFECTIVE AMENDMENT NO. 3 TO
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOUTHERN MISSOURI BANCORP, INC.
(Exact name of registrant as specified in its charter)

Missouri	6022	43-1665523
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

531 Vine Street, Poplar Bluff, Missouri 63901
(573) 778-1800
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Greg A. Steffens, President and Chief Executive Officer
531 Vine Street, Poplar Bluff, Missouri 63901
(573) 778-1800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Martin L. Meyrowitz, P.C.	Kevin M. Houlihan, Esq.
Craig M. Scheer, P.C.	William H. Levay, Esq.
SILVER, FREEDMAN & TAFF, L.L.P.	PATTON BOGGS LLP
(a limited liability partnership including professional corporations)	2550 M Street, N.W.
3299 K Street, N.W., Suite 100	Washington, D.C. 20037
Washington, DC 20007	(202) 457-6000
(202) 295-4500

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [ ]	Smaller reporting company [X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.01 per share	$28,750,000(1)(2)	$3,338(3)
_______________________
(1)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(2)  Includes the offering price of shares that the underwriter has the option to purchase to cover over-allotments, if any.
(3)  Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 7 , 2011

PRELIMINARY PROSPECTUS

1,000,000 Shares

Common Stock

We are offering  1,000,000 shares of our common stock, par value $0.01 per share, which is equal to 32.3 % of our total outstanding shares of common stock as of November 3 , 2011 (giving effect to 1,000,000 shares issued in the offering) , at a price of $[•] per share. Our common stock is currently listed on the Nasdaq Global Market under the symbol “SMBC.”  On November 3 , 2011, the ^closing price of our common stock on the Nasdaq Global Market was $ 23.25 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 14 of this prospectus to read about risks you should carefully consider before making your investment decision.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$
_____________
(1)	See “Underwriting” beginning on page 40 for disclosure regarding the underwriting discounts and expenses payable to the underwriter by us.

The shares of common stock are being offered through the underwriter on a firm commitment basis.  We have granted the underwriter a 30 day option to purchase up to  150,000 additional shares of common stock at the same price, and on the same terms, solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The shares of common stock are not savings accounts, deposits or other obligations of our bank subsidiary or any of our non-banking subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

The underwriter expects to deliver the shares of common stock in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about [•], 2011, subject to customary closing conditions.

The date of this prospectus is [•], 2011

Southern BANK

BANKING OFFICES

Poplar Bluff - Main Bank
531 Vine Street
Poplar Bluff, MO 63901

Poplar Bluff - Highland Drive
1330 N. Westwood
Poplar Bluff, MO 63901

Poplar Bluff - PP Highway
4214 Highway PP
Poplar Bluff, MO 63901

Batesville
1583 S. St. Louis Street
Batesville, AR 72501

Brookland
601 North Holman
Brookland, AR 72417

Dexter
713 Business 60 West
Dexter, MO 63841

Doniphan
302 Washington Street
Doniphan, MO 63935

Jonesboro
2775 East Nettleton
Jonesboro, AR 72401

Kennett
301 First Street
Kennett, MO 63857

Leachville
100 North Main
Leachville, AR 72438

Matthews
100 West Main
Matthews, MO 63867

Paragould
1727 West Kingshighway
Paragould, AR 72450

Qulin
13371 Highway 53
Qulin, MO 63961

Searcy
500 E. Race Avenue
Searcy, AR 72143

Sikeston
1205 South Main Street
Sikeston, MO 63801

Springfield
4650 South National C-7
Springfield, MO 65810

Van Buren
502 Main Street
Van Buren, MO 63965

LOAN PRODUCTION OFFICE

Little Rock - LPO
11324 Arcade Drive
Little Rock, AR 72211

MISSOURI
St. Louis, MO
Springfield
Van Buren
Dexter
Sikeston
Poplar Bluff (3)
Matthews
Doniphan
Qulin
Kennett
Paragould
Batesville
Brookland
Jonesboro
Leachville
Searcy
Memphis, TN
Little Rock
ARKANSAS

i

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference may contain forward-looking statements.  Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.” These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the forward-looking statements, including:

•	the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

•	fluctuations in interest rates and in real estate values;

•
monetary and fiscal policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the U.S. Government and other governmental initiatives affecting the financial services industry;

•
the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses;

•	our ability to access cost-effective funding;

•
the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services;

•
expected cost savings, synergies and other benefits from our merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected;

•	fluctuations in real estate values and both residential and commercial real estate market conditions;

•	demand for loans and deposits in our market area;

•	legislative or regulatory changes that adversely affect our business;

•	results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our reserve for loan losses or to write-down assets;

•	the impact of technological changes; and

•	our success at managing the risks involved in the foregoing.

ii

Some of these and other factors are discussed in this prospectus under the caption “Risk Factors” and elsewhere in this prospectus and in the incorporated documents.  The development of any or all of these factors could have an adverse impact on our financial position and our results of operations.

Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus or the incorporated documents might not occur, and you should not put undue reliance on any forward-looking statements.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference into this prospectus and any “free writing prospectus” we authorize to be delivered to you. We have not, and the underwriter has not, authorized anyone to provide you with additional information or information different from that contained in or incorporated by reference into this prospectus and any “free writing prospectus.” If anyone provides you with different or inconsistent information, you should not rely on it. To the extent information in this prospectus and any “free writing prospectus” is inconsistent with any of the documents incorporated by reference into this prospectus and any “free writing prospectus,” you should rely on this prospectus and any “free writing prospectus.” We are offering to sell, and seeking offers to buy, our common stock only in states where those offers and sales are permitted. You should assume that the information contained in or incorporated by reference into this prospectus and any “free writing prospectus” is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should read this prospectus, all of the information incorporated by reference into this prospectus and the additional information about us described in the section entitled “Where You Can Find More Information” before making your investment decision. In this prospectus, we rely on and refer to information and statistics regarding the banking industry and the banking market in Missouri and Arkansas. We obtained this market data from independent publications or other publicly available information.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

Unless otherwise expressly stated or the context otherwise requires, all information in this prospectus assumes that the underwriter will not exercise its option to purchase additional shares of our common stock to cover over-allotments, if any.

As used in this prospectus, the terms “we,” “our,” “us,” “Southern Missouri Bancorp,” and the “Company” refer to Southern Missouri Bancorp, Inc. and its consolidated subsidiaries, unless the context indicates otherwise. References to “Southern Bank” or the “Bank” refer to Southern Bank, a wholly owned subsidiary of Southern Missouri Bancorp, Inc.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in our common stock. Before making an investment decision, you should read this entire prospectus, including the “Risk Factors” section, and the documents incorporated by reference into this prospectus, which are described below under “Incorporation of Certain Information by Reference.”

Company Overview

We are a Missouri corporation headquartered in Poplar Bluff, Missouri, and serve as the holding company for Southern Bank, a Missouri-chartered trust company with bank powers organized in 1887.  We are a growth-oriented, community-based financial services company that strives to provide financial solutions to the markets and clients that we serve based on their unique circumstances and needs. Our services are provided through the Bank’s system of 17 banking offices, located in Poplar Bluff (3), Van Buren, Dexter, Kennett, Doniphan, Qulin, Sikeston^, Matthews, and Springfield, Missouri, and Paragould, Jonesboro, Brookland, Leachville, Batesville, and Searcy, Arkansas, and ^a loan production office^ located in ^Little Rock, Arkansas.  We offer a broad range of commercial banking services to our business and professional clients, as well as full service consumer banking services to individuals living and/or working in our primary market areas.  We are registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.

Our common stock is listed on the Nasdaq Global Market under the symbol “SMBC.”

As of  September 30, 2011, we had 2, 099 ,976 shares of common stock outstanding. At that date, we had total assets of $ 718.5 million, deposits of $ 578.8 million, total stockholders’ equity of $ 69.0 million and tangible common equity to tangible assets of 6. 58%.  Our non-performing assets (consisting of nonaccrual loans, loans past due 90 or more days, nonperforming troubled debt restructurings, other real estate owned, and nonperforming investment securities) were $2. 0 million, or 0. 28 % of total assets.   An additional $2.1 million in loans were considered performing troubled debt restructurings. For the quarter ended September 30, 2011 and the fiscal year ended June 30, 2011, we had earnings ^ per diluted common share of $1.21 and $5.12, respectively .  If the impact of the FDIC-assisted acquisition discussed below was eliminated, we would have had earnings ^ per diluted common share for the fiscal year ended June 30, 2011 of $3.20 . Our principal office is located at 531 Vine Street, Poplar Bluff, Missouri 63901. Our telephone number is (573) 778-1800 and our website address is www.bankwithsouthern.com. The information on our website is not a part of this prospectus and the reference to our website address does not constitute incorporation by reference of any information on our website into this prospectus.

Recent Acquisitions

On December 17, 2010, we completed the FDIC-assisted acquisition of certain assets and assumption of certain liabilities of First Southern Bank, which was headquartered in Batesville, Arkansas, and had a branch in Searcy, Arkansas, prior to being placed into receivership with the FDIC.  In the transaction, we acquired assets of $144.6 million, including loans of $124.4 million, and we assumed deposits of $130.3 million , all of which are prior to fair value adjustments .  We paid a 0.25% deposit premium and received a discount on the assets of $17.5 million.  We did not seek any loss sharing from the FDIC in the acquisition.  First Southern’s non-performing assets as a percentage of total assets at September 30, 2010, were 0.87%.  First Southern’s capital position became impaired when it suffered losses associated with fraud in its securities portfolio, which led to its failure.  We did not acquire any investment securities in the transaction.  As part of this acquisition, we booked a bargain purchase gain of $7.0 million, and recorded $437,000 in transaction expenses.  The transaction resulted in an increase in after tax income of approximately $4.1 million.  This transaction has been accretive to earnings for the quarterly periods ended December 31, 2010, March 31, 2011 , ^ June 30, 2011 and September 30, 2011 .

On July 17, 2009, we completed the acquisition of Southern Bank of Commerce headquartered in Paragould, Arkansas, with branches in Jonesboro, Leachville, and Brookland, Arkansas.  As of June 30, 2009, the quarter-end immediately prior to the closing of the transaction, Southern Bank of Commerce had assets of $30.3 million, loans of $16.2 million, deposits of $29.3 million, and total equity of $916,000 , all of which are prior to fair value adjustments .  The purchase price was $600,000.  As part of this acquisition, we booked transaction expenses of $140,000, goodwill of $126,000 and a core deposit intangible of $184,000.  This transaction was dilutive to earnings during fiscal year 2010 and has been break even or accretive for each quarter since June 30, 2010.

^SBLF and TARP Programs

On July 21, 2011, as part of the Small Business Lending Fund (“SBLF”) program of the United States Department of the Treasury (the “U.S. Treasury”), we sold to the U.S. Treasury 20,000 shares of our Senior Non-Cumulative Perpetual Preferred Stock, Series A (the “SBLF preferred stock”) for a purchase price of $20.0 million.  As required by our agreement with the U.S. Treasury for the sale of the SBLF preferred stock, we used $9,635,000 of the proceeds from the sale of the SBLF preferred stock to redeem all 9,550 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “TARP CPP preferred stock”) we issued to the U.S. Treasury in December 2008 pursuant to the Troubled Asset Relief Program (“TARP”) Capital Purchase Program (“CPP”), including the payment of accrued dividends on the TARP CPP preferred stock to the redemption date.  Concurrent with issuing the TARP CPP preferred stock, we issued to the U.S. Treasury a ten-year warrant to purchase 114,326 shares of our common stock at a per share exercise price of $12.53.  That warrant is currently  outstanding.  For information on the terms of the SBLF preferred stock, including terms that could affect the holders of our common stock, see “Description of Capital Stock—SBLF Preferred Stock.”

Our Strategy

Our current business strategy is to operate a well-capitalized and profitable commercial and retail financial institution dedicated to serving the needs of our customers.  We offer a broad range of products and services while stressing personalized and efficient customer service and convenient access to these products and services.  We intend to continue to operate as a residential, commercial and consumer lender.  We have structured operations around a branch system that is staffed with knowledgeable and well-trained employees.  Subject to capital requirements and our ability to grow in a reasonable and prudent manner, we may open or acquire additional branches and acquire whole banks as opportunities arise.  In addition to our branch system, we continue to expand electronic services for our customers.  We attempt to differentiate ourselves from our competitors by providing a higher level of customer service, including through the use of technology.

A key element of our business strategy has been to increase our presence and grow the “Southern Bank” brand in the markets we currently serve and new markets in ^southern Missouri, northeastern ^ Arkansas and other adjacent communities that present attractive opportunities for expansion, consistent with our capital availability.  We have pursued this expansion program through both prudent, disciplined internal growth and strategic acquisitions.  Because some of the financial institutions in our market areas are experiencing financial difficulties, these opportunities have increased in recent months.  As those troubled banks have closed or curtailed their lending activities, shrunk their assets or sold branches to improve their capital levels, we have experienced increased loan demand and branch acquisition opportunities; we have hired highly regarded and experienced lending officers and commercial bankers; and we have expanded into new market areas that are contiguous to our existing market areas, including Springfield, Missouri and Little Rock, Paragould, Jonesboro, Brookland, Leachville, Batesville and Searcy, Arkansas.  These recent activities reflect our ability to take advantage of these expansion opportunities.  We anticipate that a significant part of our future growth could come from Springfield, Missouri and Jonesboro, Arkansas.

Our goal is to continue to expand our franchise organically and, if available, through further opportunistic acquisitions, while maintaining sound operations and risk management, in order to provide superior returns to our shareholders. We are quickly becoming a leading community bank in our primary market area. Our strategy has been successful and we believe that we can continue to drive returns to shareholders by focusing on the following key elements:

•
Continue to Increase Core Profitability.  The management team and the Board of Directors, who collectively own 17. 5 % of the outstanding shares of the Company, are dedicated to producing profits and returns for the shareholders.  We are focused on achieving a strong net interest margin, which is a key driver of our profitability. We are also continuing to focus on expense control, paying particular attention to our efficiency ratio.  By striving to constantly improve these ratios, we seek to improve our return on average assets and return on average equity.

•
Exceptional Asset Quality Record. As of  September 30, 2011, approximately 70.7 % of our loan portfolio was secured by real estate, including approximately 32. 8 % consisting of commercial real estate loans and agricultural real estate loans . As a result of the high degree of real estate expertise among our lending and credit review staff, executive officers and board of directors, and our strict, quality-oriented underwriting and credit monitoring processes, our cumulative loss, through  September 30, 2011, on commercial real estate loans since June 30, 2005 has been approximately $ 175 ,000.  While credit problems at other banks in the United States have increased recently over historic levels, due to tumultuous economic conditions, credit quality remains our highest priority, and we are vigilant in rapidly responding to these conditions and to specific problem credits, as well as working to minimize losses.  With the lending opportunities that are available in our market areas as a result of retrenching by larger banks, we have been increasingly able to selectively fund only the opportunities we deem most attractive, and to adequately price for risk.  At  September 30, 2011, non-performing assets to total assets were 0. 28%.

•
Proven Ability to Execute Acquisitions.  We plan to continue a long-term strategy of expanding and diversifying our franchise in terms of revenue, profitability, asset size and location.  Our recent growth has been enhanced significantly by a whole bank acquisition transaction and an FDIC-assisted acquisition, both in the state of Arkansas, and both accomplished at minimal cost to us.  Due in large part to the impact of the recent economic downturn on the financial health of numerous financial institutions, we anticipate continued consolidation in the financial services industry in our market areas and will seek to enhance our franchise through future acquisition opportunities of whole banks or branches, including through FDIC-assisted transactions.  We are the only publicly traded banking institution headquartered in southeastern Missouri and northeastern Arkansas.  We believe this gives us an advantage when competing for acquisitions in our market area.

•
Emphasis on Core Deposits.  We strive to be the leading financial institution in the market areas we serve.  We are positioned as a bank that is an alternative solution for customers between the small community banks and the larger regional and money center banks.   We offer a broad range of products and services while stressing personalized and efficient customer service and convenient access to these products and services.  We have always maintained a strong emphasis on core deposits and a culture that is based on sales and service.  We provide customers with immediate access to senior management and decision-makers that have local market knowledge.  Our philosophy has allowed us to attract and retain lower cost core deposits ^ .

•
Experienced Management Team and Dedicated Board.  Our management and board of directors combine extensive experience in growing a community bank franchise on a profitable and sound basis.  The management team has an established track record integrating bank and product line acquisitions in our target market.  Our team is experienced in the acquisition of banks, the purchase and assumption of branch networks, the acquisition of asset s and deposit divestitures ^ .  Our team has also successfully developed and implemented innovative client- and community-focused strategies that have delivered organic growth.  Our team has worked extensively with state and federal bank regulators and has developed an understanding and capability of managing a depository institution in challenging economic and business cycles.  As we execute on our growth opportunities, we will look to add directors and management team members with proven track records of acquiring, growing, integrating and operating community, regional and super-regional banks in the Midwestern banking markets.

•
Commitment to Technology to Attract and Maintain Customer Relationships. While we watch our expenses and our efficiency ratio closely, we have invested in and utilize technology to compete effectively with the larger regional and money center banks operating in our area.  Recently, we have upgraded our systems and infrastructure to prepare for the future growth of our company.

Our Leadership Team

The members of our leadership team all have significant experience in the financial institution industry. They have been able to leverage that experience to provide a broad understanding of the financial services business and the financial markets to our community-based operations.  Combined, our leadership team has over 100 years of banking and financial services experience.

•
Greg A. Steffens, the Company’s President and Chief Executive Officer, has been with us since 1998. He was hired in 1998 as Chief Financial Officer and was appointed President and CEO in1999. He has over  22 years of experience in the banking industry, including service from 1993 to 1998 as chief financial officer of Mount Vernon, Missouri-based Sho-Me Financial Corp, prior to the sale of that company.  Mr. Steffens also served from 1989 to 1993 as an examiner with the Office of Thrift Supervision.

•
Matthew T. Funke, the Company’s Chief Financial Officer, has worked for us since 2003. He has more than 13 years of banking and finance experience. Mr. Funke was initially hired to establish an internal audit function for the Company, and served as internal auditor and compliance officer until 2006, when he was named Chief Financial Officer. Previously, Mr. Funke was employed with Central Bancompany, Inc., where he advanced to the role of internal audit manager, and as a fiscal analyst with the Missouri General Assembly.

•
Lora L. Daves, the Company’s Chief of Credit Administration, has worked for us since 2006. Ms. Daves is responsible for the administration of the Company’s credit portfolio, including analysis of proposed new credits and monitoring of the portfolio’s credit quality. Ms. Daves has over 23 years of banking and finance experience, including 11 years beginning with Mercantile Bank of Poplar Bluff, which merged with and into US Bank, a subsidiary of U.S. Bancorp, headquartered in Minneapolis, Minnesota, during her tenure there. Ms. Daves’ responsibilities with US Bank included credit analysis, underwriting, credit presentation, credit approval, monitoring credit quality, and analysis of the allowance for loan losses.  She advanced to hold responsibility for regional credit administration, loan review, compliance, and problem credit management. Ms. Daves’ experience also includes four years as Chief Financial Officer of a Southeast Missouri healthcare provider which operated a critical access hospital, eight rural health clinics, ^two retail pharmacies, an ambulatory surgery center, and provided outpatient radiology and physical therapy services; and four years with a national real estate development and management firm, working in their St. Louis-based Midwest regional office as a general accounting manager.

•
William D. Hribovsek, our Chief Lending Officer, has been with us since 1999. Mr. Hribovsek joined the Company as its senior commercial lender, and was named Chief Lending Officer in 2006. He has over  32 years banking experience.  Prior to joining the Company, Mr. Hribovsek was employed as a commercial lender from 1979 to 1999 with Commerce Bank of Poplar Bluff, which was since merged with and into Commerce Bank, N.A., a subsidiary of Commerce Bancshares, Inc., headquartered in Kansas City, Missouri.  While with Commerce Bank, Mr. Hribovsek oversaw the institution’s installment loan department for 12 years.

•
Kimberly A. Capps, the Company’s Chief Operations Officer, has been with us since 1994. She has over 20 years banking experience.  Ms. Capps is responsible for the Company’s retail deposit operations, product development and marketing, and data processing and network administration functions. Ms. Capps was initially hired by our bank subsidiary as controller, and was named Chief Financial Officer in 2001. In 2006, Ms. Capps was named Chief Operations Officer. Prior to joining the Company, Ms. Capps was employed for more than three years with the accounting firm of Kraft, Miles & Tatum, where she specialized in financial institution audits and taxation.

Our Market Area

We provide our customers with a full array of community banking services.  We conduct our business from our headquarters in Poplar Bluff, 16 additional full service offices located in Poplar Bluff, Van Buren, Dexter, Kennett, Doniphan, Sikeston, Springfield, Qulin, and Matthews, Missouri, and Paragould, Jonesboro, Leachville, Brookland, Searcy and Batesville, Arkansas and a loan production office^ in ^Little Rock, Arkansas.  We operate ten branches in six southeast Missouri counties, with one branch in a municipality that straddles a county line and is mostly situated in a seventh county.  Those seven counties have a population of roughly 180,000 persons.  In northeast and north central Arkansas, our six full-service branches are located in five counties with a population of roughly 300,000 persons.  We also serve a few communities just outside these county borders, but without a notable impact on the demographics of the market area.   We operate one branch in Springfield, Missouri , which  is situated in Greene County, Missouri ^. Greene County has a population of approximately 274,000, and anchors the surrounding metropolitan statistical area, which had a population of nearly 440,000 at the 2010 census.  Our southeast Missouri and northeast and north central Arkansas markets are primarily rural in nature with economies supported by manufacturing activity, agriculture (livestock, rice, timber, soybeans, wheat, melons, corn, and cotton), healthcare, and education.  Large employers include hospitals, manufacturers, school districts, and colleges.  In the Springfield market, major employers include healthcare providers, educational institutions, federal, local, and state government, retailers, and transportation and distribution firms

We believe that we have opportunities to grow our business within and adjacent to our primary market area.  Following completion of the offering, we believe we will be well-positioned to take advantage of these growth opportunities. As many of our competitors have pulled back or reduced their lending efforts in these areas or been acquired or placed in receivership, we believe opportunities exist to increase our market share through organic growth. We continue to invest in our credit and lending teams, through both hiring experienced commercial lenders and additional underwriting and credit monitoring training of our employees.

We believe that our best opportunities for growth are in the Springfield, Missouri, and Jonesboro, Arkansas, areas, based on favorable demographic trends in those areas, particularly in terms of economic and population growth.  We began operating a loan production office in Springfield in September 2010, which we converted to a full service banking office in August 2011.  We have operated a full service banking office in Jonesboro since 2009.  We acquired that office in connection with our July 2009 acquisition of Southern Bank of Commerce.

Our Capital Needs

We need additional capital in order to take advantage of the opportunities that may be presented to us. Management believes that with additional capital, the Company will be able to act upon opportunities to improve its profitability, and enhance its franchise and overall shareholder value.

Executive Offices and Website

Our principal office is located at 531 Vine Street, Poplar Bluff, Missouri 63901. Our telephone number is (573) 778-1800. Our website address is www.bankwithsouthern.com. The information on our website is not a part of this prospectus and the reference to our website address does not constitute incorporation by reference of any information on our website into this prospectus.

Risk Factors

An investment in our common stock involves certain risks. For more information on these risks, please carefully review all of the information under the heading “Risk Factors” beginning on page 12 of this prospectus. You should carefully review and consider all of this information before making an investment decision.

The Offering

Issuer	Southern Missouri Bancorp, Inc.

Offering price	$[•] per share

Common stock offered by us	1,000,000 shares(1)

Common stock outstanding after the offering	3,099,976 shares(2)

Net proceeds
^Assuming the sale of 1,000,000 shares at a public offering price of $23.25 (the closing price of the common stock on November 3, 2011) we  estimate the net proceeds from the offering, after underwriting discounts and commissions and estimated expenses, will be approximately $ 21.3 million , or approximately $ 24.5 million  if the underwriter exercises its over-allotment option in full.

Use of proceeds
We intend to use ^ the net proceeds of the offering ^ for general corporate purposes, including funding organic loan growth ,^   investment in securities, ^ the pursuit of strategic acquisition opportunities and the payment of dividends.  We do not currently have any agreements or commitments with respect to any acquisitions. Initially, ^we intend to invest the net proceeds ^ in short-term investments and government agency backed mortgage-backed securities, as well as investment-grade debt obligations.  See “Use of Proceeds.”

Trading market	Our common stock is listed on the Nasdaq Global Market under the symbol “SMBC.” See “Market for Common Stock and Dividend Information.”

Dividends
We currently pay a $0.12 per share quarterly dividend on our shares of common stock, and we intend to continue to pay a quarterly dividend after the offering, subject to our capital requirements, financial condition, results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions.  In addition, we are subject to restrictions on payment of dividends as a result of our current participation in the SBLF program. See “Market for Common Stock and Dividend Information.”

_______________________________
(1)
The number of shares of common stock offered assumes that the underwriter’s over-allotment option is not exercised. If the over-allotment option is exercised in full, we would issue  150,000 additional shares of common stock in the offering.

(2)
The number of shares of common stock outstanding after the offering excludes  150,000 shares issuable pursuant to the exercise of the underwriter’s over-allotment option, 86 ,500 shares issuable upon exercise of outstanding stock options as of  September 30, 2011, with a weighted average exercise price of $14. 43 , 75 ,536 shares authorized for issuance for potential future equity awards under our equity compensation plans, and 114,326 shares issuable upon the exercise of the warrant issued to the U.S. Treasury in connection with the TARP CPP at an exercise price of $12.53 per share.

Proposed Purchases by Directors and Executive Officers

The table below sets forth, for each of our directors and executive officers and for all of the directors and executive officers as a group, the following information:

(i)	the number of shares of Company common stock beneficially owned as of November 3 , 2011;

(ii)	the proposed purchases in this offering, assuming sufficient shares of common stock are available to satisfy their orders; and

(iii)	the total amount of Company common stock to be beneficially owned upon consummation of the offering.

			Proposed Purchases		Total Common Stock
			of Stock		to be Beneficially Owned
	Number of	Percent of	in the Offering		After the Offering
	Shares	Common					Percentage
	Currently	Stock	Number	Aggregate			of Common
	Beneficially	Currently	of	Purchase	Number of		Stock
	Owned(1)	Outstanding	Shares	Price	Shares		Outstanding
Directors and Named Executive Officers
Greg A. Steffens, Director and President and Chief Executive Officer(2)	136,033	6.4%	5,000		141,033
Matthew T. Funke, Chief Financial Officer	11,069	*	2,000		13,069
Lora L. Daves, Chief of Credit Administration	3, 201	*	500		3, 701
William D. Hribovsek Chief Lending Officer(2)	26, 726	1.3%	500		27,226
Kimberly A. Capps Chief Operations Officer(2)	26, 200	1.2%	5,000		31, 200
Samuel H. Smith, Director	80,054	3.8%	4,000	(5)	84,054	(5)
Ronnie D. Black, Director	22,185	1.1%	500		22,685
L. Douglas Bagby, Director	14,801	*	500		15,301
Sammy A. Schalk, Director(3)	46,549	2.2%	1,000		47,549
Rebecca M. Brooks, Director	10,250	*	2,000		12,250
Charles R. Love, Director	10,450	*	500		10,950
Charles R. Moffitt, Director	8,000	*	500		8,500
Dennis C. Robison, Director	9 ,118	*	2,000		11 ,118
David J. Tooley, Director	9,700	*	5,300		15,000
Directors and executive officers as a group ( 13 persons)(4)	414,336	19.3%	29,300		443,636
______________________
(1)
Except as otherwise noted in these footnotes, the nature of beneficial ownership for shares reported in this table is sole voting and investment power. Included in the shares beneficially owned by the directors and named executive officers are options to purchase shares of Southern Missouri Bancorp common stock exercisable within 60 days of November 3 , 2011, as follows: Mr. Steffens -- 10,000 shares; Mr. Funke – 6,000 shares; Ms. Daves – 1,000 shares; Mr. Hribovsek – 6,000 shares; Ms. Capps – 7,000 shares; Ms. Brooks -- 5,000 shares; Mr. Moffitt -- 5,000 shares; Mr. Love -- 5,000 shares; and Mr. Robison – 3 ,000 shares.

(2)	Includes shares ^held in each executive officer’s ^Southern Bank 401(k) Retirement Plan account.
(3)	Includes 3,800 shares held in the Gamblin Lumber Co., Profit Sharing Trust for which Mr. Schalk is the trustee.
(4)
Includes shares held directly, as well as shares held jointly with family members, shares held in retirement accounts, held in a fiduciary capacity, held by certain of the group members' families, or held by trusts of which the group member is a trustee or substantial beneficiary, with respect to which shares the group member may be deemed to have sole or shared voting and/or investment powers. This amount also includes exercisable options to purchase 48 ,000 shares of Southern Missouri Bancorp common stock granted to directors and executive officers as a group.

(5)	Includes 2,000 shares proposed to be purchased by Smith & Co., of which Mr. Smith is the former President and majority stockholder and remains a significant stockholder.
*	Less than 1% ownership.

Summary of Selected Consolidated Financial Information

The following table sets forth selected historical consolidated financial information as of and for the three months ended September 30, 2011 and 2010, derived from our unaudited consolidated financial statements, and as of and for the fiscal years ended June 30, 2011, 2010, 2009, 2008 and 2007, derived from our audited consolidated financial statements. The unaudited financial information as of and for the three months ended September 30, 2011 and 2010 has been prepared on the same basis as our audited financial statements and includes, in the opinion of management, all adjustments necessary to fairly present the data for such periods. The results of operations for the three months ended September 30, 2011 are not necessarily indicative of the results of operations to be expected for the full year or any future period.  You should read this information in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Exhibit 13 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2011 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, which are incorporated by reference into this prospectus. See “Incorporation of Certain Information by Reference.”

	At or for the Three Months Ended September 30,		At or for the Fiscal Year Ended June 30,
	2011	2010	2011	2010	2009	2008	2007
	(Dollars in thousands, except per share data)
Financial Condition Data
Total assets	$718,454	$568,268	$688,200	$552,084	$466,334	$418,188	$380,106
Loans receivable, net	564,093	435,724	556,576	418,683	368,993	343,438	312,242
Mortgage-backed securities	22,377	32,574	24,536	34,334	40,269	28,006	10,723
Cash, interest-bearing deposits and other investment securities	97,940	65,102	73,479	67,103	27,983	19,931	31,492
Intangibles, net	1,770	1,531	1,875	1,604	1,583	1,838	2,093
Deposits	578,828	435,894	560,151	422,893	311,955	292,257	270,088
Borrowings	33,500	43,500	58,730	73,869	102,498	85,854	71,758
Subordinated debt	7,217	7,217	7,217	7,217	7,217	7,217	7,217
Preferred equity	20,000	9,430	9,456	9,421	9,389	-	-
Common equity	48,947	37,348	46,276	36,228	32,619	30,472	28,714
Total stockholders’ equity(1)	68,947	46,778	55,732	45,649	42,008	30,472	28,714
Shares of common stock outstanding (000s)(2)	2,097	2,084	2,095	2,084	2,083	2,185	2,207
Book value per common share	$23.35	$17.92	$22.08	$17.39	$15.66	$13.95	$13.01
Tangible book value per common share(3)	22.50	17.19	21.19	16.62	14.90	13.11	12.06

Operations Data
Interest income	$10,214	$7,295	$ 35,048	$27,541	$25,301	$25,327	$23,550
Interest expense	2,736	2,780	11,285	11,225	11,204	13,547	13,621
Net interest income	7,478	4,515	23,763	16,316	14,097	11,780	9,929
Provision for loan losses	517	643	2,385	925	1,151	723	633
Net interest income after provision for loan losses	6,961	3,872	21,378	15,391	12,946	11,057	9,296
Bargain purchase gain on acquisitions	-	-	6,997	-	-	-	-
Other noninterest income	1,116	820	3,505	3,094	1,820	2,412	2,207
Noninterest expense	3,783	2,861	14,459	12,348	9,134	8,081	7,430
Income before income taxes	4,294	1,831	17,422	6,137	5,632	5,388	4,073
Income taxes	1,444	528	5,952	1,511	1,797	1,775	1,145
Net income	2,850	1,303	11,470	4,626	3,835	3,613	2,928
Less: charge for early redemption of preferred stock issued at a discount	94	-	-	-	-	-	-
Less: effective dividend on preferred stock	136	128	512	510	289	-	-
Net income available to common stockholders	$2,620	$1,175	$ 10,958	$4,116	$3,546	$3,613	$2,928

	At or for the Three Months Ended September 30,		At or for the Fiscal Year Ended June 30,
	2011	2010	2011	2010	2009	2008	2007

Operations Data (continued)
Basic earnings per share available to common stockholders	$1.25	$0.56	$5.25	$1.98	$1.67	$1.64	$1.32
Basic earnings per share available to common stockholders – excluding impact of bargain purchase gain and transaction expenses related to the acquisition(3)	NA	NA	$3.28	NA	NA	NA	NA
Diluted earnings per share available to common stockholders	$1.21	$0.56	$5.12	$1.95	$1.67	$1.63	$1.29
Diluted earnings per share available to common stockholders – excluding impact of bargain purchase gain and transaction expenses related to the acquisition(3)	NA	NA	$3.20	NA	NA	NA	NA
Dividends per common share	$0.12	$0.12	$0.48	$0.48	$0.48	$0.40	$0.36
Average shares outstanding (000s)(2)	2,096	2,084	2,089	2,083	2,123	2,200	2,226

Other Data:
Performance Ratios
Return on average assets	1.62%	0.94%	1.81%	0.88%	0.87%	0.92%	0.80%
Return on average common equity	22.03	12.76	27.08	11.85	11.38	12.06	10.49
Interest rate spread	4.20	3.19	3.71	3.06	3.10	2.86	2.57
Net interest margin	4.42	3.41	3.92	3.27	3.37	3.17	2.90
Noninterest income/Average assets	0.63	0.59	1.66	0.59	0.41	0.61	0.61
Noninterest income excluding bargain purchase gain/Average assets(3)	0.63	0.59	0.55	0.59	0.41	0.61	0.61
Noninterest expense/Average assets	2.15	2.06	2.28	2.35	2.07	2.05	2.05
Average interest-earning assets/ Average interest-bearing liabilities	113.11	110.40	111.29	109.57	109.77	108.60	108.29
Common shareholder dividend payout ratio	9.61	21.33	9.17	24.35	28.88	24.47	27.50
Asset Quality and Reserves
Non-accrual loans	$585	$150	$263	$238	$659	$ -	$2
Accruing loans 90+ days past due	19	96	438	94	137	6	24
Total nonperforming loans	604	246	701	332	796	6	26
Real estate owned	1,260	1,305	1,515	1,501	313	38	111
Other repossessed assets	48	101	34	90	137	24	11
Nonperforming investment securities	125	125	125	125	125	-	-
Total nonperforming assets	$2,037	$1,777	$2,375	$2,048	$1,371	$ 68	$ 148
Total nonperforming assets/Total assets	0.28%	0.31%	0.35%	0.37%	0.29%	0.02%	0.04%
Allowance for loan losses/Gross loans	1.18	1.16	1.14	1.06	1.07	0.92	0.76
Allowance for loan losses/ Nonperforming loans	1,117.18	2,071.54	918.54	1,358.13	501.63	53,316.67	9,180.77
Net charge-offs (recoveries)/Average outstanding loans during the period	0.14	0.05	0.09	0.10	0.10	(0.03)	0.04
Capital Ratios
Consolidated
Average equity/Average assets	9.21	8.33	7.89	8.39	8.29	7.60	7.66
Tangible common equity/Tangible assets(3)	6.58	6.35	6.47	6.29	6.68	6.88	7.04
Southern Bank
Tier 1 capital/Average tangible assets–Southern Bank	10.10	8.39	8.66	8.36	8.87	8.08	8.10
Tier 1 capital/Total risk-based assets Southern Bank	13.43	11.02	11.27	11.25	11.72	10.63	10.74
Total risk-based capital/Total risk- based assets – Southern Bank	14.69	12.28	12.52	12.50	12.98	11.79	11.66

	At or for the Three Months Ended September 30,		At or for the Fiscal Year Ended June 30,
	2011	2010	2011	2010	2009	2008	2007

Other
Number of:
Real estate loans	3,673	3,248	3,758	3,282	2,957	2,868	2,795
Deposit accounts	30,681	25,878	30,243	25,353	22,069	20,560	19,978
Full service offices	17	14	16	14	10	9	9
Loan production offices	1	1	2	N/A	N/A	N/A	N/A
_______________
(1)
Total stockholders’ equity includes SBLF preferred stock of $20.0 million as of September 30, 2011 and TARP CPP preferred stock of $9.5 million at June 30, 2011, $9.4 million at September 30, 2011, $9.4 million at June 30, 2010, and $9.4 million at June 30, 2009.

(2)	Excludes shares held in trust that are available for future awards of restricted stock under our Management Recognition and Development Plan.
(3)
Basic and diluted earnings per share available to common stockholders excluding bargain purchase gain and transaction expenses related to the acquisition, the ratio of non-interest income excluding bargain purchase gain to average assets, tangible book value per share, tangible common equity, tangible assets and average tangible assets are financial measures containing information determined by methods other than in accordance with accounting principles generally accepted in the United States (commonly referred to as “GAAP”).  Basic and diluted earnings per share available to common stockholders excluding bargain purchase gain and the ratio of non-interest income excluding bargain purchase gain to average assets show what basic and diluted earnings per share and the ratio of non-interest income to average assets would have been without the impact of the bargain purchase gain we recognized and the transaction expenses we incurred on the First Southern Bank FDIC-assisted transaction completed in December 2010.  Management believes that showing these amounts excluding the bargain purchase gain and transaction expenses is useful for investors because it better reflects our core operating results.  We calculate tangible book value per share, tangible common equity, tangible assets and average tangible assets by excluding intangible assets.  Management believes that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios, and is useful to investors in understanding the basis of our risk-based capital ratios and in assessing management’s success in utilizing our tangible capital.

These non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures.  Because not all companies use identical calculations, these non-GAAP financial measures might not be comparable to other similarly titled measures as determined and disclosed by other companies.  Reconciliations to GAAP of the non-GAAP financial measures presented are set forth below.

The following table presents a reconciliation of the calculation of basic earnings per share available to common stockholders excluding bargain purchase gain and related transaction expenses:

For the Fiscal Year Ended June 30, 2011

Basic earnings per share available to common stockholders	$5.25
Less: Impact of bargain purchase gain and transaction expenses related to the acquisition	1.97
Basic earnings per share available to common stockholders – excluding bargain purchase gain and transaction expenses related to the acquisition	$3.28

    The following table presents a reconciliation of the calculation of diluted earnings per share available to common stockholders excluding bargain purchase gain and related transaction expenses:

For the Fiscal Year Ended June 30, 2011

Diluted earnings per share available to common stockholders	$5.12
Less: Impact of bargain purchase gain and transaction expenses related to the acquisition	1.92
Diluted earnings per share available to common stockholders – excluding bargain purchase gain and transaction expenses related to the acquisition	$3.20

    The following table presents a reconciliation of the calculation of non-interest income excluding bargain purchase gain (in thousands):

For the Fiscal Year Ended June 30, 2011

Noninterest income	$10,502,000
Less: bargain purchase gain	6,997,000
Noninterest income excluding bargain purchase gain	$3,505,000

    The following table presents a reconciliation of the calculation of tangible book value per share:

	At September 30,		At June 30,
	2011	2010	2011	2010	2009	2008	2007

Book value per share	$23.35	$17.92	$22.08	$17.39	$15.58	$13.95	$13.01
Less: intangibles, net per share	0.85	0.73	0.89	0.77	0.76	0.84	0.95
Tangible book value per share	$22.50	$17.19	$21.19	$16.62	$14.82	$13.11	$12.06

    The following table presents a reconciliation of the calculation of tangible common equity (in thousands):

	At September 30,		At June 30,
	2011	2010	2011	2010	2009	2008	2007

Common equity	$48,947	$37,348	$46,276	$36,228	$32,619	$30,472	$28,714
Less: intangibles, net	1,770	1,531	1,875	1,604	1,583	1,838	2,093
Tangible common equity	$47,177	$35,817	$44,401	$34,624	$31,036	$28,634	$26,621

    The following table presents a reconciliation of the calculation of tangible assets (in thousands):

	At September 30,		At June 30,
	2011	2010	2011	2010	2009	2008	2007

Total assets	$718,454	$565,268	$688,200	$552,084	$466,334	$418,188	$380,106
Less: intangibles, net	1,770	1,531	1,875	1,604	1,583	1,838	2,093
Tangible assets	$716,684	$563,737	$686,325	$550,480	$464,751	$416,350	$378,013

RISK FACTORS

An investment in our common stock involves significant risks. You should consider carefully the risk factors included below as well as those discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2011, together with all of the other information included in or incorporated by reference into this prospectus, before making a decision to invest in our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also have a material adverse effect on our business, financial condition and results of operations. This prospectus also contains forward-looking statements that involve risks and uncertainties. If any of the matters included in the following information about risk factors were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, you may lose all or a substantial part of your investment.

Risks Related To the Company’s Business

Our allowance for loan losses may prove to be insufficient to absorb probable losses in our loan portfolio.

Lending money is a substantial part of our business. Every loan carries a certain risk that it will not be repaid in accordance with its terms or that any underlying collateral will not be sufficient to assure repayment. This risk is affected by, among other things:

•	cash flow of the borrower and/or the project being financed;

•	in the case of a collateralized loan, the changes and uncertainties as to the future value of the collateral;

•	the credit history of a particular borrower;

•	changes in economic and industry conditions; and

•	the duration of the loan.

We maintain an allowance for loan losses which we believe is appropriate to provide for potential losses in our loan portfolio. The amount of this allowance is determined by our management through a periodic review and consideration of several factors, including, but not limited to:

•	an ongoing review of the quality, size and diversity of the loan portfolio;

•	evaluation of non-performing loans;

•	historical default and loss experience;

•	historical recovery experience;

•	existing economic conditions;

•	risk characteristics of the various classifications of loans; and

•	the amount and quality of collateral, including guarantees, securing the loans.

If our loan losses exceed our allowance for probable loan losses, our business, financial condition and profitability may suffer.

If our nonperforming assets increase, our earnings will be adversely affected.

At September 30, 2011, June 30, 2011 and June 30, 2010, our nonperforming assets (which consist of non-accruing loans, accruing loans 90 days or more past due, nonperforming investment securities, and other real estate owned) were $2.0 million, $2.4 million and $2.0 million, respectively, or 0.28%, 0.35% and 0.37% of total assets, respectively. Our nonperforming assets adversely affect our net income in various ways:

•	We do not record interest income on nonaccrual loans, nonperforming investment securities, or other real estate owned.

•	We must provide for probable loan losses through a current period charge to the provision for loan losses.

•
Non-interest expense increases when we must write down the value of properties in our other real estate owned portfolio to reflect changing market values or recognize other-than-temporary impairment on nonperforming investment securities.

•	There are legal fees associated with the resolution of problem assets, as well as carrying costs, such as taxes, insurance, and maintenance fees related to our other real estate owned.

•	The resolution of nonperforming assets requires the active involvement of management, which can distract them from more profitable activity.

If additional borrowers become delinquent and do not pay their loans and we are unable to successfully manage our nonperforming assets, our losses and troubled assets could increase significantly, which could have a material adverse effect on our financial condition and results of operations.

The Company has classified an additional $2.1 million in loans as performing troubled debt restructurings at September 30, 2011.

Changes in economic conditions, particularly a further economic slowdown in southeast or southwest Missouri or northeast or north central Arkansas, could hurt our business.

Our business is directly affected by market conditions, trends in industry and finance, legislative and regulatory changes, and changes in governmental monetary and fiscal policies and inflation, all of which are beyond our control. In 2008, the housing and real estate sectors experienced an economic slowdown that has continued. Further deterioration in economic conditions, particularly within our primary market area in southeast and southwest Missouri and northeast Arkansas, could result in the following consequences, among others, any of which could hurt our business materially:

•	loan delinquencies may increase;

•	problem assets and foreclosures may increase;

•	demand for our products and services may decline;

•	collateral for our loans may decline in value, in turn reducing a customer’s borrowing power and reducing the value of collateral securing our loans; and

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us.

Downturns in the real estate markets in our primary market area could hurt our business.

Our business activities and credit exposure are primarily concentrated in southeastern and southwestern Missouri and northeastern Arkansas. While we did not and do not have a sub-prime lending program, our residential real estate, construction and land loan portfolios, our commercial and multifamily loan portfolios and certain of our other loans could be affected by the downturn in the residential real estate market. We anticipate that significant declines in the real estate markets in our primary market area would hurt our business and would mean that collateral for our loans would hold less value. As a result, our ability to recover on defaulted loans by selling the underlying real estate would be diminished, and we would be more likely to suffer losses on defaulted loans. The events and conditions described in this risk factor could therefore have a material adverse effect on our business, results of operations and financial condition.

Our construction lending exposes us to significant risk.

Our construction loan portfolio, which totaled $ 21 .9 million, or 3.8 % of our gross loans ^ at  September 30, 2011, includes residential and non-residential construction and development loans.  This type of lending is generally considered to have more complex credit risks than traditional single-family residential lending because the principal is concentrated in a limited number of loans with repayment dependent on the successful completion and sale of the related real estate project. Consequently, these loans are often more sensitive to adverse conditions in the real estate market or the general economy than other real estate loans. These loans are generally less predictable and more difficult to evaluate and monitor and collateral may be difficult to dispose of in a market decline. Additionally, we may experience significant construction loan losses because independent appraisers or project engineers inaccurately estimate the cost and value of construction loan projects.

Deterioration in our construction portfolio could result in increases in the provision for loan losses and an increase in charge-offs, all of which could have a material adverse effect on our financial condition and results of operations.

Our loan portfolio possesses increased risk due to our percentage of commercial real estate and commercial business loans.

At September 30, 2011, 56. 9 % of our gross loans ^ consisted of commercial real estate and commercial business loans to small and mid-sized businesses, generally located in our primary market area, which are the types of businesses that have a heightened vulnerability to local economic conditions.  Over the last several years, we have increased this type of lending from 45.2% of our loans, net at June 30, 2006, in order to improve the yield on our assets.  At  September 30, 2011, our loan portfolio included $ 188.9  million of commercial real estate loans and $ 139.2 million of commercial business loans compared to $65.4 million and $65.1 million, respectively, at June 30, 2006.  The credit risk related to these types of loans is considered to be greater than the risk related to one- to four-family residential loans because the repayment of commercial real estate loans and commercial business loans typically is dependent on the successful operation and income stream of the borrowers’ business and the real estate securing the loans as collateral, which can be significantly affected by economic conditions.  Additionally, commercial loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to residential real estate loans. Commercial loans not collateralized by real estate are often secured by collateral that may depreciate over time, be difficult to appraise and fluctuate in value (such as accounts receivable, inventory and equipment).  If loans that are collateralized by real estate become troubled and the value of the real estate has been significantly impaired, then we may not be able to recover the full contractual amount of principal and interest that we anticipated at the time we originated the loan, which could require us to increase our provision for loan losses and adversely affect our operating results and financial condition.

Several of our commercial borrowers have more than one commercial real estate or business loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to significantly greater risk of loss compared to an adverse development with respect to any one- to four-family residential mortgage loan.  Finally, if we foreclose on a commercial real estate loan, our holding period for the collateral, if any, typically is longer than for one- to four-family residential property because there are fewer potential purchasers of the collateral.  Since we plan to continue to increase our originations of these loans, it may be necessary to increase the level of our allowance for loan losses due to the increased risk characteristics associated with these types of loans.  Any increase to our allowance for loan losses would adversely affect our earnings.  Any delinquent payments or the failure to repay these loans would hurt our earnings.

Included in the commercial real estate loans described above are agricultural real estate loans totaling $ 41.6 million, or 7. 2 % of our gross loans ^ at September 30, 2011.  Agricultural real estate lending involves a greater degree of risk and typically involves larger loans to single borrowers than lending on single-family residences.  Payments on agricultural real estate loans are dependent on the profitable operation or management of the farm property securing the loan.  The success of the farm may be affected by many factors outside the control of the farm borrower, including adverse weather conditions that prevent the planting of a crop or limit crop yields (such as hail, drought and floods), loss of livestock due to disease or other factors, declines in market prices for agricultural products (both domestically and internationally) and the impact of government regulations (including changes in price supports, subsidies and environmental regulations).  In addition, many farms are dependent on a limited number of key individuals whose injury or death may significantly affect the successful operation of the farm.  If the cash flow from a farming operation is diminished, the borrower’s ability to repay the loan may be impaired.  The primary crops in our market areas are cotton, rice, corn and soybean.  Accordingly, adverse circumstances affecting these crops could have an adverse effect on our agricultural real estate loan portfolio.  Our agricultural real estate lending has grown significantly since June 30, 2006, when these loans totaled $5.6 million, or 2.0% of our loan portfolio.

Included in the commercial business loans described above are agricultural production and equipment loans.  At  September 30, 2011, these loans totaled $ 55.8 million, or 9.7%, of our gross loans ^ .  As with agricultural real estate loans, the repayment of operating loans is dependent on the successful operation or management of the farm property.  Likewise, agricultural operating loans that are unsecured or secured by rapidly depreciating assets such as farm equipment or assets such as livestock or crops.  Any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation to the collateral.  Our agricultural operating loans have also grown significantly since June 30, 2006, when such loans totaled $11.1 million, or 3.9 % of our loan portfolio.

Lack of seasoning of our commercial real estate and commercial business loan portfolios may increase the risk of credit defaults in the future.

Due to our increasing emphasis on commercial real estate and commercial business lending, a substantial amount of the loans in our commercial real estate and commercial business portfolios and our lending relationships are of relatively recent origin.  In general, loans do not begin to show signs of credit deterioration or default until they have been outstanding for some period of time, a process referred to as “seasoning.”  A portfolio of older loans will usually behave more predictably than a newer portfolio.  As a result, because a large portion of our loan portfolio is relatively new, the current level of delinquencies and defaults may not be representative of the level that will prevail when the portfolio becomes more seasoned, which may be higher than current levels.  If delinquencies and defaults increase, we may be required to increase our provision for loan losses, which would adversely affect our results of operations and financial condition.

Changes in interest rates may negatively affect our earnings and the value of our assets.

Our earnings and cash flows depend substantially upon our net interest income. Net interest income is the difference between interest income earned on interest-earnings assets, such as loans and investment securities, and interest expense paid on interest-bearing liabilities, such as deposits and borrowed funds. Interest rates are sensitive to many factors that are beyond our control, including general economic conditions, competition and policies of various governmental and regulatory agencies and, in particular, the policies of the Federal Reserve Board. Changes in monetary policy, including changes in interest rates, could influence not only the interest we receive on loans and investment securities and the amount of interest they pay on deposits and borrowings, but these changes could also affect: (i) our ability to originate loans and obtain deposits; (ii) the fair value of our financial assets and liabilities, including our securities portfolio; and (iii) the average duration of our interest-earning assets. This also includes the risk that interest-earning assets may be more responsive to changes in interest rates than interest-bearing liabilities, or vice versa (repricing risk), the risk that the individual interest rates or rate indices underlying various interest-earning assets and interest-bearing liabilities may not change in the same degree over a given time period (basis risk), and the risk of changing interest rate relationships across the spectrum of interest-earning asset and interest-bearing liability maturities (yield curve risk), including a prolonged flat or inverted yield curve environment. Any substantial, unexpected, prolonged change in market interest rates could have a material adverse affect on our financial condition and results of operations.

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial negative effect on our liquidity. Our access to funding sources in amounts adequate to finance our activities or the terms of which are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy in general. Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of our business activity as a result of a downturn in the markets in which our loans are concentrated or an adverse regulatory action against us. Our ability to borrow could also be impaired by factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry generally.

We have pursued a strategy of supplementing internal growth by acquiring other financial companies or their assets and liabilities that we believe will help us fulfill our strategic objectives and enhance our earnings. There are risks associated with this strategy, including the following:

•
We may be exposed to potential asset quality issues or unknown or contingent liabilities of the banks, businesses, assets and liabilities we acquire. If these issues or liabilities exceed our estimates, our results of operations and financial condition may be adversely affected;

•
Prices at which acquisitions can be made fluctuate with market conditions. We have experienced times during which acquisitions could not be made in specific markets at prices we considered acceptable and expect that we will experience this condition in the future;

•
The acquisition of other entities generally requires integration of systems, procedures and personnel of the acquired entity into our company to make the transaction economically successful. This integration process is complicated and time consuming and can also be disruptive to the customers of the acquired business. If the integration process is not conducted successfully and with minimal effect on the acquired business and its customers, we may not realize the anticipated economic benefits of particular acquisitions within the expected time frame, and we may lose customers or employees of the acquired business. We may also experience greater than anticipated customer losses even if the integration process is successful.

•
To the extent our costs of an acquisition exceed the fair value of the net assets acquired, the acquisition will generate goodwill.  We are required to assess our goodwill for impairment at least annually, and any goodwill impairment charge could have a material adverse effect on our results of operations and financial condition;

•
To finance an acquisition, we may borrow funds, thereby increasing our leverage and diminishing our liquidity, or raise additional capital, which could dilute the interests of our existing shareholders; and

•
We have completed two acquisitions within the past two years and opened additional banking offices in the past few years that enhanced our rate of growth.  We may not be able to continue to sustain our past rate of growth or to grow at all in the future.

Our growth or future losses may require us to raise additional capital in the future, but that capital may not be available when it is needed or the cost of that capital may be very high.

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. With the proceeds of the offering made by this prospectus, we anticipate that our capital resources will satisfy our capital requirements for the foreseeable future. We may at some point need to raise additional capital to support our operations or continued growth, both internally and through acquisitions. Any capital we obtain may result in the dilution of the interests of existing holders of our common stock, or otherwise adversely affect your investment.

Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial condition and performance. Accordingly, we cannot make assurances of our ability to raise additional capital if needed, or if the terms will be acceptable to us. If we cannot raise additional capital when needed, our ability to further expand our operations through internal growth and acquisitions could be materially impaired and our financial condition and liquidity could be materially and adversely affected.

Legislative or regulatory changes or actions, or significant litigation, could adversely impact us or the businesses in which we are engaged.

The financial services industry is extensively regulated. We are subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of our operations. Laws and regulations may change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance funds, and not to benefit our shareholders. The impact of any changes to laws and regulations or other actions by regulatory agencies may negatively impact us or our ability to increase the value of our business. Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution’s allowance for loan losses. Additionally, actions by regulatory agencies or significant litigation against us could require us to devote significant time and resources to defending our business and may lead to penalties that materially affect us and our shareholders.

Impairment of investment securities, other intangible assets, or deferred tax assets could require charges to earnings, which could result in a negative impact on our results of operations.

In assessing the impairment of investment securities, we consider the length of time and extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuers, whether the market decline was affected by macroeconomic conditions and whether we have the intent to sell the debt security or will be required to sell the debt security before its anticipated recovery.  In fiscal 2009, we incurred charges to recognize the other-than-temporary impairment (OTTI) of available-for-sale investments related to investments in Freddie Mac preferred stock ($304,000 impairment realized in the first quarter of fiscal 2009) and a pooled trust preferred collateralized debt obligation, Trapeza CDO IV, Ltd., class C2 ($375,000 impairment realized in the second quarter of fiscal 2009).  The Company currently holds three additional collateralized debt obligations (CDOs) which have not been deemed other-than-temporarily impaired, based on the Company’s best judgment using information currently available.

Under current accounting standards, goodwill and certain other intangible assets with indeterminate lives are no longer amortized but, instead, are assessed for impairment periodically or when impairment indicators are present. As of  September 30, 2011, the Company determined that none of its goodwill or other intangible assets were impaired.

Deferred tax assets are only recognized to the extent it is more likely than not they will be realized. Should our management determine it is not more likely than not that the deferred tax assets will be realized, a valuation allowance with a charge to earnings would be reflected in the period. At June 30, 2011, the Company’s net deferred tax asset was $345,000, none of which was disallowed for regulatory capital purposes. Based on the levels of taxable income in prior years and the Company’s expectation of profitability in the current year and future years, management has determined that no valuation allowance was required at June 30, 2011. If the Company is required in the future to take a valuation allowance with respect to its deferred tax asset, its financial condition, results of operations and regulatory capital levels would be negatively affected.

The soundness of other financial institutions could adversely affect us.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. We have exposure to many different industries and counterparties, and we routinely execute transactions with counterparties in the financial industry. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or by other institutions. Many of these transactions expose us to credit risk in the event of default of our counterparty or client. In addition, our credit risk may be exacerbated when the collateral that we hold cannot be realized upon or is liquidated at prices insufficient to recover the full amount of the loan. We cannot assure you that any such losses would not materially and adversely affect our business, financial condition or results of operations.

Non-compliance with USA Patriot Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

The USA Patriot and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are detected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions. During the last year, several banking institutions have received large fines for non-compliance with these laws and regulations. Although we have developed policies and procedures designed to assist in compliance with these laws and regulations, no assurance can be given that these policies and procedures will be effective in preventing violations of these laws and regulations.

New or changes in existing tax, accounting, and regulatory rules and interpretations could significantly impact strategic initiatives, results of operations, cash flows, and financial condition.

The financial services industry is extensively regulated. Federal and state banking regulations are designed primarily to protect the deposit insurance funds and consumers, not to benefit a financial company's shareholders. These regulations may sometimes impose significant limitations on operations. The significant federal and state banking regulations that affect us are described in this report under the heading “Item 1. Business- Regulation” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2011.  These regulations, along with the currently existing tax, accounting, securities, insurance, and monetary laws, regulations, rules, standards, policies, and interpretations control the methods by which financial institutions. conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. These laws, regulations, rules, standards, policies, and interpretations are constantly evolving and may change significantly over time.

Significant legal actions could subject the Company to substantial liabilities.

The Company is from time to time subject to claims related to its operations. These claims and legal actions, including supervisory actions by the Company's regulators, could involve large monetary claims and significant defense costs. As a result, the Company may be exposed to substantial liabilities, which could adversely affect the Company's results of operations and financial condition.

Our future success is dependent on our ability to compete effectively in the highly competitive banking industry.

We face substantial competition in all phases of our operations from a variety of different competitors. Our future growth and success will depend on our ability to compete effectively in this highly competitive environment. To date, we have grown our business successfully by focusing on our business lines in geographic markets and emphasizing the high level of service and responsiveness desired by our customers. We compete for loans, deposits and other financial services with other commercial banks, thrifts, credit unions, brokerage houses, mutual funds, insurance companies and specialized finance companies. Many of our competitors offer products and services which we do not offer, and many have substantially greater resources and lending limits, name recognition and market presence that benefit them in attracting business. In addition, larger competitors may be able to price loans and deposits more aggressively than we do, and smaller newer competitors may also be more aggressive in terms of pricing loan and deposit products than we are in order to obtain a share of the market. Some of the financial institutions and financial services organizations with which we compete are not subject to the same degree of regulation as is imposed on bank holding companies, federally insured state-chartered banks and national banks and federal savings banks. As a result, these nonbank competitors have certain advantages over us in accessing funding and in providing various services.

We are subject to security and operational risks relating to our use of technology that could damage our reputation and our business.

Security breaches in our internet banking activities could expose us to possible liability and damage our reputation. Any compromise of our security also could deter customers from using our internet banking services that involve the transmission of confidential information. We rely on standard internet security systems to provide the security and authentication necessary to effect secure transmission of data. These precautions may not protect our systems from compromises or breaches of our security measures that could result in damage to our reputation and our business. Additionally, we outsource our data processing to a third party. If our third party provider encounters difficulties or if we have difficulty in communicating with such third party, it will significantly affect our ability to adequately process and account for customer transactions, which would significantly affect our business operations.

Risks Associated With the Offering and the Company’s Common Stock

The Company’s participation in the SBLF program restricts the Company’s ability to pay dividends to common shareholders, restricts the Company’s ability to repurchase shares of common stock, and could have other negative effects.

In July 2011, we sold to the U.S. Treasury $20.0 million of the SBLF preferred stock. We have the right to redeem the SBLF preferred stock at any time subject to consultation with our federal banking regulator. The payment of dividends on the SBLF preferred stock reduces the amount of earnings available to pay dividends to common shareholders, as described in the next risk factor. This could negatively affect our ability to pay dividends on our common stock.  The terms of the SBLF preferred stock also restrict our ability to pay dividends on, and repurchase, our common stock.  See “Description of Capital Stock—SBLF Preferred Stock-Restrictions on Dividends” and “-Restrictions on Repurchases.”

The dividend rate on the SBLF preferred stock will fluctuate initially.  The cost to us of the capital we received from the SBLF preferred stock will increase significantly if the level of our “Qualified Small Business Lending” decreases.

The dividend rate on the SBLF preferred stock will fluctuate initially.  The cost to us of the capital we received from the SBLF preferred stock will increase significantly if the level of our “Qualified Small Business Lending” decreases.

The per annum dividend rate on the SBLF preferred stock can fluctuate on a quarterly basis during the first ten quarters during which the SBLF preferred stock is outstanding, based upon changes in the amount of “Qualified Small Business Lending” or “QSBL” (as defined in “Description of SBLF preferred stock—Dividends-Rate”) by the Bank from a “baseline” level (the average of the Bank’s quarter-end QSBL for the four quarters ended June 30, 2010, adjusted for balance increases attributable to acquisitions, mergers, or purchases of loans; the Bank’s adjusted QSBL baseline is $188.6 million).

The dividend rate for the initial dividend period (which end ed on September 30, 2011)  was 2.81585% and the dividend rate for the second dividend period (which ends on December 31, 2011) is 2.43425%.  For the third dividend period through the tenth dividend period, the dividend rate may be adjusted to between one percent and five percent, to reflect the amount of percentage change in the Bank’s level of QSBL from the baseline level to the level as of the end of the second quarter preceding the dividend period in question.

For the eleventh dividend period to four and one half years after the issuance date (i.e., to February 21, 2016), the per annum dividend rate will be fixed at between one percent (1%) and five percent (5%), based upon the increase in QSBL from the baseline to the level as of the end of the ninth dividend period (i.e., as of September 30, 2013), or will be fixed at seven percent (7%) if there is no increase (or if there is a decrease) in QSBL from the baseline to the level as of the end of the ninth dividend period.  From and after four and one-half years from the issuance date, the dividend rate will be fixed at nine percent (9%), regardless of the amount of QSBL.  In addition, if there is no increase (or if there is a decrease) in QSBL from the baseline to the level as of the end of the ninth dividend period, then beginning on January 1, 2014 and on all dividend payment dates thereafter ending on April 1, 2016, we must pay on each outstanding share of SBLF preferred stock a lending incentive fee of one-half of one percent (0.5%) of the liquidation amount per share (effectively increasing the per annum dividend rate to nine percent (9.0%)).

So long as the dividend rate remains 2. 43425%, the annual cost of this capital to us will be $ 487 ,000.  An increase in the dividend rate to five percent would increase the annual cost of this capital to $1.0 million and an increase to nine percent would increase the annual cost of this capital to $1.8 million.  Depending on our financial condition at the time, any such increases in the dividend rate could have a material negative effect on our liquidity and the availability of funds to pay dividends on our common stock.

If we defer payments of interest on our outstanding junior subordinated debt securities or if certain defaults relating to those debt securities occur, we will be prohibited from declaring or paying dividends or distributions on, and from making liquidation payments with respect to, our common stock.

As of  September 30, 2011, we had outstanding $7.2 million aggregate principal amount of junior subordinated debt securities issued in connection with the sale of trust preferred securities by a subsidiary of ours that is a statutory business trust.  We have also guaranteed those trust preferred securities.  The indenture under which the junior subordinated debt securities were issued, together with the guarantee, prohibits us, subject to limited exceptions, from declaring or paying any dividends or distributions on, or redeeming, repurchasing, acquiring or making any liquidation payments with respect to, any of our capital stock (including the SBLF preferred stock and our common stock) at any time when (i) there shall have occurred and be continuing an event of default under the indenture; or (ii) we are in default with respect to payment of any obligations under the guarantee; or (iii) we have elected to defer payment of interest on the junior subordinated debt securities. In that regard, we are entitled, at our option but subject to certain conditions, to defer payments of interest on the junior subordinated debt securities from time to time for up to five years.

Events of default under the indenture generally consist of our failure to pay interest on the junior subordinated debt securities under certain circumstances, our failure to pay any principal of or premium on such junior subordinated debt securities when due, our failure to comply with certain covenants under the indenture, and certain events of bankruptcy, insolvency or liquidation relating to us.

As a result of these provisions, if we were to elect to defer payments of interest on the junior subordinated debt securities, or if any of the other events described in clause (i) or (ii) of the first paragraph of this risk factor were to occur, we would be prohibited from declaring or paying any dividends on the SBLF preferred stock and our common stock, from redeeming, repurchasing or otherwise acquiring any of the SBLF preferred stock or our common stock, and from making any payments to holders of the SBLF preferred stock or our common stock in the event of our liquidation, which would likely have a material adverse effect on the market value of our common stock.  Moreover, without notice to or consent from the holders of our common stock or the SBLF preferred stock, we may issue additional series of junior subordinated debt securities in the future with terms similar to those of our existing junior subordinated debt securities or enter into other financing agreements that limit our ability to purchase or to pay dividends or distributions on our capital stock, including our common stock.

The Company’s ability to pay dividends is limited and it may be unable to pay future dividends.

The Company’s ability to pay dividends is limited by regulatory restrictions and the need to maintain sufficient consolidated capital. The ability of the Bank to pay dividends to the Company is limited by its obligations to maintain sufficient capital and by other general restrictions on dividends that are applicable to banks. If the Company or the Bank does not satisfy these regulatory requirements, the Company would be unable to pay dividends on its common stock. Additional information on restrictions on payment of dividends by the Company and the Bank may be found at Item 5, and Note 13 of the Notes to Consolidated Financial Statements, included in Exhibit 13 of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011.

The offering will dilute the ownership percentage of our existing shareholders and the ownership of our common stock may change significantly.

We intend to raise significant capital through the offering. Our directors and executive officers and individuals who reside in our markets currently hold a significant percentage of our common stock. Upon the successful completion of the offering, the ownership percentage of existing shareholders will be diluted unless they purchase shares in the offering in an amount proportional to their existing ownership. As a result, following the offering, a significant portion of our common stock may be held by individuals and institutions outside of our market area whose interests may differ from our current shareholders. In addition, one or more individuals or institutions may seek to acquire a significant percentage of ownership in our common stock in the offering, subject to any applicable regulatory approvals. Those shareholders may have interests that differ from those of our current shareholder base, and they may vote in a way with which our current shareholders disagree.

The market price of the Company’s common stock can be volatile, which may make it more difficult to resell Company common stock at a desired time and price.

Stock price volatility may make it more difficult for a shareholder to resell Company common stock when a shareholder wants to and at prices a shareholder finds attractive or at all. The Company’s stock price can fluctuate significantly in response to a variety of factors. General market fluctuations, industry factors and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes or credit loss trends, could also cause the Company’s stock price to decrease regardless of operating results.

The Company’s common stock trading volume may not provide adequate liquidity for investors.

Our common stock is listed on the Nasdaq Global Market. The average daily trading volume for Company common stock is far less than the corresponding trading volume for larger financial institutions. Due to this relatively low trading volume, significant sales of Company common stock, or the expectation of these sales, may place significant downward pressure on the market price of Company common stock. No assurance can be given that a more active trading market in our common stock will develop in the foreseeable future or can be maintained.

The Company may issue additional shares of its common stock in the future, which could dilute a shareholder’s ownership of common stock.

The Company’s articles of incorporation authorize its Board of Directors, generally without shareholder approval, to, among other things, issue additional shares of common or preferred stock. The issuance of any additional shares of common or preferred stock could be dilutive to a shareholder’s ownership of Company common stock. To the extent that the Company issues options or warrants to purchase common stock in the future and the options or warrants are exercised, the Company’s shareholders may experience further dilution. Holders of shares of Company common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, shareholders may not be permitted to invest in future issuances of Company common or preferred stock. We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. Accordingly, regulatory requirements and/or deterioration in our asset quality may require us to sell common stock to raise capital under circumstances and at prices which result in substantial dilution.

The Company’s common stock is not insured by any governmental entity.

Our common stock is not a deposit account or other obligation of any bank and is not insured by the FDIC or any other governmental entity. Investment in Company common stock is subject to risk, including possible loss.

The Company may issue debt and equity securities that are senior to Company common stock as to distributions and in liquidation, which could negatively affect the value of Company common stock.

In the future, the Company may increase its capital resources by entering into debt or debt-like financing or issuing debt or equity securities, which could include issuances of senior notes, subordinated notes, preferred stock or common stock. In the event of the Company’s liquidation, its lenders and holders of its debt or preferred securities would receive a distribution of the Company’s available assets before distributions to the holders of Company common stock. The Company’s decision to incur debt and issue securities in future offerings will depend on market conditions and other factors beyond its control. The Company cannot predict or estimate the amount, timing or nature of its future offerings and debt financings. Future offerings could reduce the value of shares of Company common stock and dilute a shareholder’s interest in the Company.

The Company will retain broad discretion in using the net proceeds from the offering, and might not use the proceeds effectively.

We intend to use a portion of the net proceeds of the offering to contribute to the capital of the Bank to increase the Bank’s capital and regulatory capital ratios and for general corporate purposes, including funding organic loan growth and strategic acquisition opportunities.  However, the Company has not designated the amount of net proceeds it will use for any particular purpose and the Company’s management will retain broad discretion to allocate the net proceeds of the offering. The net proceeds may be applied in ways with which some investors in the offering may not agree. Moreover, the Company’s management may use the proceeds for corporate purposes that may not increase our market value or make the Company more profitable. In addition, it may take the Company some time to effectively deploy the proceeds from the offering. Until the proceeds are effectively deployed, the Company’s return on equity and earnings per share may be negatively impacted. Management’s failure to use the net proceeds of the offering effectively could have an adverse effect on the Company’s business, financial condition and results of operations.

Anti-takeover provisions could negatively impact the Company’s shareholders.

The Company’s articles of incorporation and the laws of Missouri include provisions which are designed to provide the Company’s Board of Directors with time to consider whether a hostile takeover offer is in the best interests of the Company and its shareholders. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control. The provisions also could diminish the opportunities for a holder of Company common stock to participate in tender offers, including tender offers at a price above the then-current price for Company common stock. These provisions could also prevent transactions in which the Company’s shareholders might otherwise receive a premium for their shares over then-current market prices, and may limit the ability of our shareholders to approve transactions that they may deem to be in their best interests. See “Description of Capital Stock – Anti-takeover Effects of the Company’s Organizational Documents and Applicable Law.”

USE OF PROCEEDS

    Assuming the sale of 1,000,000 shares at a public offering price of $23.25 (the closing price of the common stock on November 3, 2011) we estimate the net proceeds from the offering, after underwriting discounts and commissions and estimated expenses, will be approximately $21.3 million, or approximately $24.5 million if the underwriter exercises its over-allotment option in full.  We intend to use the net proceeds of the offering for general corporate purposes, including funding organic loan growth, investment in securities, the pursuit of strategic acquisition opportunities and the payment of dividends.  We do not currently have any agreements or commitments with respect to any acquisitions. Initially, we intend to invest the net proceeds in short-term investments and government agency backed mortgage-backed securities, as well as investment-grade debt obligations.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of September 30, 2011. Our capitalization is presented (i) on a historical basis and (ii) on an as-adjusted basis as if the offering had been completed as of September 30, 2011, assuming the sale of 1,000,000 shares of common stock at a public offering price of $23.25 per share (which was the closing price per share of the common stock on November 3, 2011) and that the underwriter’s over-allotment option is not exercised, resulting in net proceeds from the offering of approximately $21.3 million after deducting underwriting commissions and estimated expenses.

The following unaudited information should be read in conjunction with our consolidated financial statements as of and for the three months ended September 30, 2011, and related notes, included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, which report is incorporated by reference into this prospectus. See “Incorporation of Certain Information by Reference.”

	At September 30, 2011
	Actual	As Adjusted to Reflect the Offering
Stockholders’ Equity:
Preferred stock; $0.01 par value - 500,000 shares authorized; 20,000 shares issued and outstanding, $1,000 liquidation value	$20,000,000	$20,000,000
Common stock; $0.01 par value; 4,000,000 shares authorized; 2,957,226 and 3,957,226 shares issued, respectively	29,572	39,572
Warrants to acquire common stock	176,790	176,790
Additional paid-in capital	16,246,616	37,525,366
Retained earnings	45,430,799	45,430,799
Treasury stock of 857,250 shares, at cost	(13,732,370)	(13,732,370)
Accumulated other comprehensive income	795,133	795,133
Total stockholders’ equity	$68,946,540	$90,235,290

Total common equity	$48,946,540	$70,235,290
Intangibles, net	(1,770,406)	(1,770,406)
Tangible common equity(1)	$47,176,134	$68,464,884

Shares issued	2,957,226	3,957,226
Treasury shares	(857,250)	(857,250)
Shares outstanding	2,099,976	3,099,976
Nonvested Management Recognition and Development Plan shares	(3,411)	(3,411)
Adjusted shares outstanding	2,096,565	3,096,565

Book value per common share	$23.35	$22.68
Tangible book value per common share(1)	$22.50	$22.11
Tangible common equity to tangible assets(1)	6.58%	9.28%

Company consolidated regulatory capital ratios:
Tier 1 capital/average tangible assets	10.47%	13.10%
Tier 1 capital/total risk-based assets	13.87%	17.74%
Total capital/risk-weighted assets	15.13%	18.99%

________________
(1)	Non-GAAP financial information. See footnote (3) to the table set forth in “Prospectus Summary – Summary of Selected Consolidated Financial Information.”

MARKET FOR COMMON STOCK AND DIVIDEND INFORMATION

Our common stock is listed on the Nasdaq Global Market under the symbol “SMBC.” The average daily trading volume for our common stock is far less than the corresponding trading volume for larger financial institutions. Information about our historical trading volume and share price may be found under the symbol “SMBC” on certain financial websites. No assurance can be given that an active trading market in our common stock will develop in the foreseeable future or can be maintained.

The following table shows the high and low closing prices of common stock of the Company for each quarter of ^ fiscal 2010 and 2011, for the first quarter of fiscal 2012 and for the second quarter of fiscal 2012 through November 3, 2011 . The prices listed below are as reported on the Nasdaq Global Market. They reflect inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions. They also do not include private transactions not involving brokers or dealers. The Company had  248 stockholders of record as of November 3 , 2011.

Date	High	Low

Fiscal 2012
2nd Quarter (through November 3 , 2011)	$ 24.00	$ 19.85
1st Quarter	23.05	20.39
Fiscal 2011
4th Quarter	$28.00	$19.97
3rd Quarter	24.10	17.00
2nd Quarter	17.70	14.65
1st Quarter	16.01	14.03
Fiscal 2010
4th Quarter	$16.75	$14.15
3rd Quarter	14.50	11.80
2nd Quarter	11.80	10.80
1st Quarter	12.15	9.39

The following table summarizes cash dividends declared per share of Company common stock during fiscal 2012, 2011 and 2010:

Quarter	Fiscal 2012		Fiscal 2011	Fiscal 2010

4th Quarter	$	N/A	$0.12	$0.12
3rd Quarter		N/A	0.12	0.12
2nd Quarter		0.12	0.12	0.12
1st Quarter		0.12	0.12	0.12

Additional information on restrictions on payment of dividends by the Company and the Bank, which is incorporated herein by reference, may be found in:

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This prospectus above under the headings “Risk Factors—Risks Associated with the Offering and the Company’s Common Stock-The Company’s participation in the SBLF program restricts the Company’s ability to pay dividends to common shareholders, restricts the Company’s ability to repurchase shares of common stock, and could have other negative effects” and “-If we defer payments of interest on our outstanding junior subordinated debt securities or if certain defaults relating to those debt securities occur, we will be prohibited from declaring or paying dividends or distributions on, and from making liquidation payments with respect to, our common stock”; and

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Our Annual Report on Form 10-K for the year ended June 30, 2011 in “Part II, Item 5 - Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities,” and in Exhibit 13, under the heading “Common Share Data,” and in Note 13 of the Notes to Consolidated Financial Statements.

DESCRIPTION OF CAPITAL STOCK

The Company is authorized to issue 4,500,000 shares of capital stock consisting of 4,000,000 shares of common stock, $0.01 par value, and 500,000 shares of preferred stock, $0.01 par value. As of November 3 , 2011, there were 2,099,976 shares of our common stock outstanding and 20,000 shares of our preferred stock outstanding, all of which were shares of SBLF preferred stock. We currently expect to issue 1,000,000 shares, subject to adjustment, of common stock and no shares of preferred stock in the offering.

Common Stock

General. Each share of common stock will have the same relative rights and will be identical in all respects with every other share of common stock. Common shareholders do not have the right to vote cumulatively in the election of directors. Subject to any superior rights of any holders of preferred shares, each outstanding common share will be entitled to such dividends as may be declared from time to time by our Board of Directors out of legally available funds. In the event of our liquidation, dissolution or winding up, common shareholders will be entitled to their proportionate share of any assets remaining after payment of liabilities and any amounts due to the holders of preferred stock. Common shareholders have no preemptive rights and no right to convert or exchange their shares of common stock into any other securities. No preemptive rights, redemption or sinking fund provisions apply to the shares of our common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of the offering will be, fully paid and non-assessable.

Stock Exchange Listing. Our common stock is listed on the Nasdaq Global Market under the symbol “SMBC.”

Transfer Agent.  Registrar and Transfer Company is the transfer agent and registrar for our common stock.

Preferred Stock - General

Our Board of Directors is authorized, generally without shareholder approval, to issue from time to time up to 500,000 shares of preferred stock (of which 20,000 shares are currently outstanding) in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon the preferred shares, including voting rights, dividend rights, conversion rights, terms of redemption, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of a series. Our Board of Directors may, without shareholder approval, issue preferred shares with voting and conversion rights that could adversely affect the voting power of common shareholders. Any preferred shares issued would also rank senior to our common stock as to rights upon liquidation, winding-up or dissolution. The issuance of convertible preferred shares could have the effect of delaying, deferring or preventing a change in control of our company. We have no present plan to issue any additional preferred shares.

We presently have issued and outstanding 20,000 shares of our Senior Non-Cumulative Perpetual Preferred Stock, Series A, $0.01 par value, which we sometimes refer to in this prospectus as the SBLF preferred stock.  Additional information about the terms and conditions of the preferred stock and the warrant may be found in this prospectus above under the heading “Risk Factors—Risks Associated with the Offering and the Company’s Common Stock-The Company’s participation in the SBLF program restricts the Company’s ability to pay dividends to common shareholders, restricts the Company’s ability to repurchase shares of common stock, and could have other negative effects” and under “—SBLF Preferred Stock” below.

SBLF Preferred Stock

The description of the SBLF preferred stock contained in this section is qualified in its entirety by the actual terms of the SBLF preferred stock, as are stated in the certificate of designation for the SBLF preferred stock, a copy of which is included in Exhibit 3.1(ii) to the registration statement of which this prospectus is a part.  See “Where You Can Find More Information.”

General. The SBLF preferred stock constitutes a single series of our preferred stock, consisting of 20,000 shares, par value $0.01 per share, having a liquidation preference amount of $1,000 per share.  The SBLF preferred stock has no maturity date.  We issued the shares of SBLF preferred stock to the U.S. Treasury on July 21, 2011 in connection with the SBLF program for a purchase price of $20.0 million.  As required by our agreement with the U.S. Treasury for the sale of the SBLF preferred stock, we used $9,635,000 of the proceeds from the sale of the SBLF preferred stock to redeem all 9,550 shares of TARP preferred stock we issued to the U.S. Treasury in December 2008 pursuant to the TARP Capital Purchase Program.

Dividends-General. Dividends on the SBLF preferred stock are payable quarterly in arrears, when, as and if authorized and declared by our Board of Directors out of legally available funds, on a non-cumulative basis, on the $1,000 per share liquidation preference amount.   Dividends are payable on January 1, April 1, July 1 and October 1 of each year, beginning October 1, 2011.

Each dividend will be payable to holders of record as they appear on our stock register on the applicable record date, which will be the 15th calendar day immediately preceding the related dividend payment date (whether or not a business day), or such other record date determined by our Board of Directors that is not more than 60 nor less than ten days prior to the related dividend payment date.  Each period from and including a dividend payment date (or from and including the date of the issuance of the SBLF preferred stock, in the case of the initial dividend period) to but excluding the following dividend payment date is referred to as a “dividend period.”  Dividends payable for each dividend period are computed on the basis of a 360-day year consisting of four 90-day quarters, and actual days elapsed over a 90-day quarter.  If a scheduled dividend payment date falls on a day that is not a business day, the dividend payment will be postponed to the next day that is a business day and no additional dividends will accrue as a result of that postponement.  The term “business day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York or the District of Columbia generally are authorized or required by law or other governmental actions to close.

   Dividend Rate. The per annum dividend rate, as a percentage of the liquidation amount, can fluctuate on a quarterly basis during the first ten quarters during which the SBLF preferred stock isoutstanding, based upon changes in the amount of “Qualified Small Business Lending” or “QSBL” (as defined below) by the Bank from the “Baseline” (as defined below).  The dividend rate for the initial dividend period (which end ed on September 30, 2011)  was 2.81585% and the dividend rate for the second dividend period (which ends on December 31, 2011) is 2.43425%.  For the third dividend period (which ends on March 31, 2012) through the tenth dividend period (which ends on December 31, 2013), the dividend rate may be adjusted to between one percent (1%) and five percent (5%), to reflect the change in the Bank’s level of QSBL from the Baseline to the level as of the end of the second dividend period preceding the dividend period in question.  For the eleventh dividend period to four and one half years after the issuance date (i.e., to February 21, 2016), the per annum dividend rate will be fixed at between one percent (1%) and five percent (5%), based upon the increase in QSBL from the Baseline to the level as of the end of the ninth dividend period (i.e., as of September 30, 2013), or will be fixed at seven percent (7%) if there is no increase (or if there is a decrease) in QSBL from the Baseline to the level as of the end of the ninth dividend period.  From and after four and one-half years from the issuance date, the dividend rate will be fixed at nine percent (9%), regardless of the amount of QSBL.  In addition, if there is no increase (or if there is a decrease) in QSBL from the Baseline to the level as of the end of the ninth dividend period, then beginning on January 1, 2014 and on all dividend payment dates thereafter ending on April 1, 2016, we must pay on each outstanding share of SBLF preferred stock a lending incentive fee of one-half of one percent (0.5%) of the liquidation amount per share.

Any reduction in the dividend rate to below five percent prior to the four and one-half year anniversary of the issuance date will not apply to the portion of the aggregate liquidation amount of the then-outstanding shares of SBLF preferred stock that is greater than the amount of the increase in QSBL from the Baseline.  Dividends on any portion of the aggregate liquidation amount of the then-outstanding shares of SBLF preferred stock that is in excess of the amount of the increase in the amount of QSBL from the Baseline will be payable at five percent per annum until the four and one-half year anniversary of the issuance date, resulting in a blended dividend rate that will apply to each outstanding share of SBLF preferred stock.  As noted above, from and after the four and one-half year anniversary of the issuance date, the dividend rate applicable to each outstanding share of SBLF preferred stock will be nine percent, regardless of the amount of QSBL.

“Qualified Small Business Lending” or “QSBL” is defined as the sum of all lending by the Bank of the following types:

(i)           commercial and industrial loans;

(ii)           owner-occupied, nonfarm, nonresidential real estate loans;

(iii)           loans to finance agricultural production and other loans to farmers; and

(iv)           loans secured by farmland;

and, within these loan categories, excluding (A) any loan or group of loans to the same borrower and its affiliates with an original principal or commitment amount greater than $10 million or that is made to a borrower that had (or whose ultimate parent company had)  more than $50 million in revenues during the most recent fiscal year ended as of the date of origination; (B) to the extent not included in (A) or (C), the portion of any loans guaranteed by the U.S. Small Business Administration, any other U.S. Government agency, or a U.S. Government-sponsored enterprise; and (C) to the extent not included in (A) or (B), the portion of any loans held by the Bank for which the risk is assumed by a third party (e.g., the portion of loans that have been participated), while, further, adding to the amount determined above the cumulative amount of net charge-offs with respect to QSBL as measured since June 30, 2010.

    The “Baseline” is defined as the average of the Bank’s quarter-end QSBL for the four quarters ended June 30, 2010, adjusted for balance increases attributable to acquisition, mergers, or purchases of loans.  The Bank’s adjusted “Baseline” is $188.6 million.

 Dividends Non-Cumulative.  Dividends on the SBLF preferred stock will be non-cumulative.  If for any reason our Board of Directors does not declare a dividend on the SBLF preferred stock for a particular dividend period, then the holders of the SBLF preferred stock will have no right to receive any dividend for that dividend period, and we will have no obligation to pay a dividend for that dividend period.  We must, however, within five calendar days, deliver to the holders of the SBLF preferred stock a written notice executed by our Chief Executive Officer and Chief Financial Officer stating our Board of Directors’ rationale for not declaring dividends.  Our failure to pay a dividend on the SBLF preferred stock also will restrict our ability to pay dividends on and repurchase other classes and series of our stock.  See”—Restrictions on Dividends and Repurchases.”

When dividends have not been declared and paid in full on the SBLF preferred stock for an aggregate of four or more dividend periods, and during that time we were not subject to a regulatory determination that prohibits the declaration and payment of dividends, we must, within five calendar days of each missed payment, deliver to the holders of the SBLF preferred stock a certificate executed by at least a majority of the members of our Board of Directors stating that the Board used its best efforts to declare and pay such dividends in a manner consistent with safe and sound banking practices and the directors’ fiduciary obligations.  In addition, our failure to pay dividends on the SBLF preferred stock for five or more dividend periods will give the holders of the SBLF preferred stock the right to appoint a non-voting observer on our Board of Directors, and our failure to pay dividends on the SBLF preferred stock for six or more dividend periods will give the holders of the SBLF preferred stock the right to elect two directors.  See “—Voting Rights.”

No Sinking Fund for Dividends.  There is no sinking fund with respect to dividends on the SBLF preferred stock.

Restrictions on Dividends.  So long as the SBLF preferred stock remains outstanding, we may declare and pay dividends on our common stock, any other shares of Junior Stock (as defined below) or Parity Stock (as defined below) only if after giving effect to the dividend, our Tier 1 capital would be at least equal to the Tier 1 Dividend Threshold (as defined below) and full dividends on all outstanding shares of SBLF preferred stock for the most recently completed dividend period have been or are contemporaneously declared and paid.

If a dividend is not declared and paid in full on the SBLF preferred stock for any dividend period, then from the last day of that dividend period until the last day of the third dividend period immediately following it, no dividend or distribution may be declared or paid on our common stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock; provided, however, that in any such dividend period in which a dividend is declared and paid on the SBLF preferred stock, dividends may be paid on Parity Stock to the extent necessary to avoid any material covenant breach.

The “Tier 1 Dividend Threshold” means 90% of (A) $46,418,557 (the Company’s consolidated Tier 1 capital as of June 30, 2011) plus (B) $20,000,000 (the aggregate liquidation amount of the SBLF preferred stock issued) minus (C) the net amount of loans charged off by the Bank since July 21, 2011.  The Tier 1 Dividend Threshold is subject to reduction, beginning on the first day of the eleventh dividend period following the date of issuance of the SBLF preferred stock, by $2.000,000 (ten percent of the aggregate liquidation amount of the SBLF preferred stock initially issued, without regard to any subsequent partial redemptions) for each one percent increase in QSBL from the Baseline level to the ninth dividend period.

“Junior Stock” means our common stock and any other class or series of our stock the terms of which expressly provide that it ranks junior to the SBLF preferred stock as to dividend and redemption rights and/or as to rights on liquidation, dissolution or winding up of Southern Missouri Bancorp.  We currently have no outstanding class or series of stock constituting Junior Stock other than our common stock.

“Parity Stock” means any class or series of our stock, other than the SBLF preferred stock, the terms of which do not expressly provide that such class or series will rank senior or junior to the SBLF preferred stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of Southern Missouri Bancorp, in each case without regard to whether dividends accrue cumulatively or non-cumulatively.  We currently have no outstanding class or series of stock constituting Parity Stock.

Restrictions on Repurchases. So long as the SBLF preferred stock remains outstanding, we may repurchase or redeem shares of Capital Stock (as defined below) only if (i) after giving effect to such repurchase or redemption, our Tier 1 capital would be at least equal to the Tier 1 Dividend Threshold and (ii) dividends on all outstanding shares of SBLF preferred stock for the most recently completed dividend period have been or are contemporaneously declared and paid (or have been declared and a sum sufficient for payment has been set aside for the benefit of the holders of the SBLF preferred stock as of the applicable record date).

If a dividend is not declared and paid on the SBLF preferred stock for any dividend period, then from the last day of that dividend period until the last day of the third dividend period immediately following it, neither we nor any of our subsidiaries may redeem, purchase or acquire any shares of our common stock, Junior Stock, Parity Stock or other capital stock or other equity securities of any kind of ours or of any of our subsidiaries, or any trust preferred securities issued by us or by any of our affiliates (“Capital Stock”), (other than (i) redemptions, purchases, repurchases or other acquisitions of the SBLF preferred stock and (ii) repurchases of common stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset any Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice; provided that any purchases to offset the Share Dilution Amount may not exceed the Share Dilution Amount, (iii) the acquisition by us or by any of our subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than us or any of our subsidiaries), including as trustees or custodians, (iv) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock or trust preferred securities for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case solely to the extent required pursuant to binding agreements entered into prior to July 21, 2011 or any subsequent agreement for the accelerated exercise, settlement or exchange of these types of securities for our common stock, (v) redemptions of securities held by us or by any of our wholly owned subsidiaries or (vi) redemptions, purchases or other acquisitions of capital stock or other equity securities of any kind of any of our subsidiaries required pursuant to binding agreements entered into prior to December 5, 2008.

“Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with accounting principles generally accepted in the United States (“GAAP”) applied on a consistent basis, and as measured from June 30, 2011) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Southern Missouri Bancorp, holders of the SBLF preferred stock will be entitled to receive for each share of SBLF preferred stock, out of the assets of Southern Missouri Bancorp or proceeds available for distribution to our stockholders, subject to any rights of our creditors, before any distribution of assets or proceeds is made to or set aside for the holders of our common stock and any other class or series of our stock ranking junior to the SBLF preferred stock, payment of an amount equal to the sum of (i) the $1,000 liquidation preference amount per share and (ii) the amount of any accrued and unpaid dividends on the SBLF preferred stock.  To the extent the assets or proceeds available for distribution to stockholders are not sufficient to fully pay the liquidation payments owing to the holders of the SBLF preferred stock and the holders of any other class or series of our stock ranking equally with the SBLF preferred stock, the holders of the SBLF preferred stock and such other stock will share ratably in the distribution.

For purposes of the liquidation rights of the SBLF preferred stock, neither a merger or consolidation of Southern Missouri Bancorp with another entity nor a sale, lease or exchange of all or substantially all of Southern Missouri Bancorp’s assets will constitute a liquidation, dissolution or winding up of the affairs of Southern Missouri Bancorp.

Redemption and Repurchases.  Subject to the approval of the Federal Reserve Board, the SBLF preferred stock is redeemable at our option in whole or in part (provided that shares representing at least 25% of the aggregate liquidation amount of the SBLF preferred stock are redeemed) at any time and from time to time.  In addition, if there is a change in the law that modifies the terms of the U.S. Treasury’s investment in the SBLF preferred stock or the terms of the SBLF program in a materially adverse respect for us, we may, after consultation with the Federal Reserve Board, redeem all of the shares of SBLF preferred stock.  The per share redemption price will be equal to the sum of the liquidation preference amount per share of $1,000 plus the per share amount of any unpaid dividends for the then current dividend period to, but excluding, the date of redemption (regardless of whether any dividends are actually declared for that dividend period) and plus the pro rata amount of the special lending incentive fee, if any, for the current dividend period.

Shares of SBLF preferred stock that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of preferred stock, which may then be reissued by us as any series of preferred stock other than the SBLF preferred stock.

No Conversion Rights. Holders of the SBLF preferred stock have no right to exchange or convert their shares into common stock or any other securities.

Voting Rights. The holders of the SBLF preferred stock do not have voting rights other than those described below, except to the extent from time to time required by law.

If dividends on the SBLF preferred stock have not been declared and paid in full within five business days after each dividend payment date for an aggregate of five or more dividend periods, whether or not consecutive, we must invite a representative selected by the holders of a majority of the outstanding shares of SBLF preferred stock, voting as a single class, to attend all meetings of our Board of Directors in a nonvoting observer capacity and give such representative copies of all notices, minutes, consents, and other materials that we provide to our directors in connection with such meetings. The holders of the SBLF preferred stock are not obligated to select such a representative, and such a representative, if selected, is not obligated to attend any meeting to which he or she is invited.  This right of the holders of the SBLF preferred stock will terminate when full dividends have been timely paid for at least four consecutive dividend periods, subject to re-vesting in the event we again fail to declare and pay dividends in full on the SBLF preferred stock for five or more dividend periods.

If dividends on the SBLF preferred stock have not been declared and paid in full within five business days after each dividend payment date for an aggregate of six or more dividend periods, whether or not consecutive, and (ii) the aggregate liquidation preference of the then-outstanding shares of Series A Stock is at least $20,000,000, the authorized number of directors of Southern Missouri Bancorp will automatically be increased by two and the holders of the SBLF preferred stock, voting as a single class, will have the right, but not the obligation, to elect two directors (the “Preferred Directors”) to fill such newly created directorships at the next annual meeting of stockholders of Southern Missouri Bancorp (or, if the next annual meeting is not yet scheduled or is scheduled to occur more than 30 days later, the President of Southern Missouri Bancorp must promptly call a special meeting for that purpose) and at each subsequent annual meeting of stockholders until full dividends have been timely paid on the SBLF preferred stock for at least four consecutive dividend periods, at which time this right will terminate, subject to re-vesting in the event we again fail to declare and pay dividends in full on the SBLF preferred stock for six or more dividend periods.  It will be a qualification for election of any Preferred Director that the election of such individual will not cause us to violate any corporate governance requirements of any securities exchange or other trading facility on which our securities may then be listed or traded that listed or traded companies must have a majority of independent directors.  Upon any termination of the right of the holders of SBLF preferred stock to vote for directors as described above, the Preferred Directors will cease to be qualified as directors, the term of office of all Preferred Directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of Preferred Directors previously elected.  Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders of a majority of the then-outstanding shares of SBLF preferred stock, voting separately as a class.  If the office of any Preferred Director becomes vacant for any reason other than removal from office, the holders of a majority of the outstanding shares of SBLF preferred stock, voting as a single class, may choose a successor to serve for the remainder of the unexpired term of the vacant directorship.

In addition to any other vote or consent required by law or by our charter, the written consent of (x) the U.S. Treasury, if the U.S. Treasury holds any shares of SBLF preferred stock, or (y) the holders of a majority of the outstanding shares of SBLF preferred stock, voting as a single class, if the U.S. Treasury does not hold any shares of SBLF preferred stock, is required in order to do the following:

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amend our charter or the certificate of designation for the SBLF preferred stock to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of stock ranking senior to the SBLF preferred stock with respect to the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of Southern Missouri Bancorp; or

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amend our charter or the certificate of designation for the SBLF preferred stock in a way that materially and adversely affect the rights, preferences, privileges or voting powers of the SBLF preferred stock;

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consummate a binding share exchange or reclassification involving the SBLF preferred stock or a merger or consolidation of Southern Missouri Bancorp with another entity, unless (i) the shares of SBLF preferred stock remain outstanding or, in the case of a merger or consolidation in which Southern Missouri Bancorp is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) the shares of SBLF preferred stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions, that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions of the SBLF preferred stock immediately prior to consummation of the transaction, taken as a whole;

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sell all, substantially all or any material portion of, the assets of Southern Missouri Bancorp, if the SBLF preferred stock will not be redeemed in full contemporaneously with the consummation of such sale; or

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consummate a Holding Company Transaction (as defined below), unless as a result of the Holding Company Transaction each share of SBLF preferred stock will be converted into or exchanged for one share with an equal liquidation preference of preference securities of Southern Missouri Bancorp or the acquiror (the “Holding Company Preferred Stock”).  Any such Holding Company Preferred Stock must entitle its holders to dividends from the date of issuance of such stock on terms that are equivalent to the terms of the SBLF preferred stock, and must have such other rights, preferences, privileges and voting powers, and limitations and restrictions that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions of the SBLF preferred stock immediately prior to such conversion or exchange, taken as a whole;

provided, however, that (1) any increase in the amount of our authorized shares of preferred stock, and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the SBLF preferred stock with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative, and the distribution of assets upon the liquidation, dissolution or winding up of Southern Missouri Bancorp, will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the SBLF preferred stock and will not require the vote or consent of the holders of the SBLF preferred stock.

A “Holding Company Transaction” means the occurrence of (a) any transaction that results in a person or group (i) becoming the direct or indirect ultimate beneficial owner of common equity of Southern Missouri Bancorp representing more than 50% of the voting power of the outstanding shares of our common stock or (ii) being otherwise required to consolidate Southern Missouri Bancorp for GAAP purposes, or (b) any consolidation or merger of Southern Missouri Bancorp or similar transaction or any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of our consolidated assets to any person other than one of our subsidiaries; provided that, in the case of either clause (a) or (b), Southern Missouri Bancorp or the acquiror is or becomes a bank holding company or savings and loan holding company.

To the extent holders of the SBLF preferred stock are entitled to vote, holders of shares of the SBLF preferred stock will be entitled to one for each share then held.

The voting provisions described above will not apply if, at or prior to the time when the vote or consent of the holders of the SBLF preferred stock would otherwise be required, all outstanding shares of the SBLF preferred stock have been redeemed by us or called for redemption upon proper notice and sufficient funds have been deposited by us in trust for the redemption.

Anti-Takeover Effects of the Company’s Organizational Documents and Applicable Law

Certain provisions of our articles of incorporation and bylaws and Missouri and federal law may have an effect of delaying, deferring or preventing a change in control of the Company and that would operate only with respect to extraordinary corporate transactions, such as a merger, reorganization, tender offer, sale or transfer of substantially all assets, or liquidation. These provisions may have the effect of discouraging a future transaction that individual shareholders may believe is in their best interests or in which shareholders may receive a substantial premium for their shares over the then current market price. As a result, if you want to participate in such a transaction, you may not have an opportunity to do so.

Authorized Shares. Our articles of incorporation authorize the issuance of 4,000,000 shares of common stock and 500,000 shares of preferred stock.  These shares of common stock and preferred stock provide our Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of employee stock options.  However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of us.  The Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences.  As a result of the ability to fix voting rights for a series of preferred stock, the Board has the power to the extent consistent with its fiduciary duty to issue a series of preferred stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks control of us, and thereby assist members of management to retain their positions.

Voting Limitation.  Our articles of incorporation provide that any person who beneficially owns in excess of 10% of the outstanding shares of our common stock may not vote the excess shares without the prior approval of a majority of the whole Board (defined as the total number of directors we would have if there were no vacancies on the Board).  This provision could limit the voting power of a beneficial owner of more than 10% of our outstanding shares of common stock in a proxy contest or on other matters on which such person is entitled to vote.

The Missouri General and Business Corporation Law contains a control share acquisition statute which, in general terms, provides that where a shareholder acquires issued and outstanding shares of a corporation’s voting stock (referred to as control shares) within one of several specified ranges (one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by shareholders of the control share acquisition must be obtained before the acquiring shareholder may vote the control shares. The required shareholder vote is a majority all votes entitled to be cast, excluding “interested shares,” defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation. A corporation may opt-out of the control share statute through a provision in its articles of incorporation or bylaws, which we have not done.  Accordingly, the Missouri control share acquisition statute applies to acquisitions of shares of our common stock.

Board of Directors.  Except with respect to any directors who may be elected by any class or series of preferred stock, our Board of Directors is divided into three classes, each of which contains one-third of the members of the Board.  The members of each class are elected for a term of three years, with the terms of office of all members of one class expiring each year so that approximately one-third of the total number of directors is elected each year.  The classification of directors, together with the provisions in our articles of incorporation described below that limit the ability of shareholders to remove directors and that permit only the remaining directors to fill any vacancies on the Board of Directors, have the effect of making it more difficult for shareholders to change the composition of the Board of Directors. As a result, at least two annual meetings of shareholders will be required for the shareholders to change a majority of the directors, whether or not a change in the Board of Directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable. Our articles of incorporation provide that shareholders may not cumulate their votes in the election of directors.

Our articles of incorporation provide that we will have the number of directors as may be fixed from time to time by our Board of Directors, provided that the number fixed by the Board may not be less than five nor more than 15.   Southern Missouri Bancorp currently has  ten directors.  Our articles of incorporation also provide that vacancies in the Board of Directors may be filled by a majority vote of the directors then in office, though less than a quorum, and any director so chosen shall hold office until the next election of directors by shareholders.  Our articles of incorporation further provide that any director or the entire Board of Directors may be removed from office only for cause and only upon the affirmative vote of the holders of least 80% of the total votes to which all of the shares then entitled to vote at a meeting of shareholders called for an election of directors are entitled, provided that if less than the entire Board is to be removed, no individual director may be removed the votes cast against his or her removal would be sufficient to elect him or her as a director if cumulatively voted in an election of directors.

The foregoing description of our Board of Directors does not apply with respect to directors that may be elected by the holders of the SBLF preferred stock in the event we do not pay dividends on the SBLF preferred stock for six or more dividend periods.  See “—TARP CPP Preferred Stock—Voting Rights.”

Special Meetings of Shareholders.  Our bylaws provide that special meetings of shareholders may only be called by our Board of Directors.

Action by Shareholders Without A Meeting.  The Missouri General and Business Corporation Law provides that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting only if consents in writing setting forth the action are signed by all of the shareholders entitled to vote.

Business Combinations With Certain Persons. Our articles of incorporation provide that certain business combinations (for example, mergers, share exchanges, significant asset sales and significant stock issuances) involving “interested shareholders” of Southern Missouri Bancorp require, in addition to any vote required by law, the approval of (i) the holders of at least 80% of the voting power of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, and (ii) the holders of at least a majority of the voting power of the outstanding shares of such stock not beneficially owned by the interested shareholder and its affiliates and associates, voting together as a single class, unless a majority of the whole Board has approved a memorandum of understanding with the interested shareholder with respect to, or on substantially the same terms as, the proposed business combination prior to the time the interested shareholder became an interested shareholder. An “interested shareholder” for purposes of this provision generally means a person who is a 10% or greater shareholder of Southern Missouri Bancorp or who is an affiliate or associate of Southern Missouri Bancorp and at any time within the prior two years was a 5% or greater shareholder of Southern Missouri Bancorp.

The Missouri General and Business Corporation Law contains a business combination statute that prohibits a business combination between a corporation and an interested shareholder (one who beneficially owns 20% or more of the voting power) for a period of five years after the interested shareholder first becomes an interested shareholder, unless the transaction has been approved by the board of directors before the interested shareholder became an interested shareholder or the corporation has exempted itself from the statute pursuant to a provision in its articles of incorporation. After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested shareholder unless the transaction has been approved by a majority of the votes entitled to be cast other than shares owned by the interested shareholder and its affiliates and associates. This approval requirement need not be met if certain fair price and terms criteria have been satisfied.  We are subject to the Missouri business combination statute.

Amendment of Articles of Incorporation and Bylaws.  Our articles of incorporation generally may be amended upon approval by our Board of Directors and the holders of a majority of the outstanding shares of our common stock.  The amendment of the provisions of our articles of incorporation pertaining to certain business combinations, as described above under “—Business Combinations with Certain Persons,” also requires the approval of the holders of at least 80% of the voting power of the outstanding shares of stock entitled to vote generally in the election of directors, voting as a single class, and the holders of at least a majority of the voting power of the outstanding shares of such stock not beneficially owned by any interested shareholder or its affiliates and associates, voting together as a single class.  In addition, an amendment of the provisions of our articles of incorporation relating to the number, classification, election and removal of directors also requires the affirmative vote of the holders of at least 80% of the total votes to which all of the shares then entitled to vote at a meeting of shareholders called for an election of directors are entitled, unless the amendment has been approved by our Board of Directors by a 66 2/3% vote.

Our bylaws may be amended either by our Board of Directors, by a vote of two-thirds of the Board, or by our shareholders, by the vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Advance Notice Provisions. Our bylaws provide that we must receive written notice of any shareholder proposal for business at an annual meeting of shareholders not less than 90 days or more than 120 days before the anniversary of the preceding year’s annual meeting. If the date of the current year annual meeting is advanced by more than 20 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, we must receive written notice of the proposal no earlier than the close of business on the 120th day prior to the date of the annual meeting and no later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which notice of the date of the meeting is mailed or public announcement of the date of the meeting date is first made, whichever occurs first.

Our bylaws also provide that we must receive written notice of any shareholder director nomination for a meeting of shareholders not less than 90 days or more than 120 days before the date of the meeting. If, however, less than 100 days’ notice or prior public announcement of the date of the meeting is given or made to shareholders, we must receive notice of the nomination no later than the tenth day following the day on which notice of the date of the meeting is mailed or public announcement of the date of the meeting date is first made, whichever occurs first.

Federal Law.  The BHC Act requires any “bank holding company,” as defined in the BHC Act, to obtain the approval of the Federal Reserve Board before acquiring 5% or more of our common stock. Any entity that is a holder of 25% or more of our common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the BHC Act. Any person, other than a bank holding company, is required to obtain the approval of the Federal Reserve Board before acquiring 10% or more of our common stock under the Change in Bank Control Act.

UNDERWRITING

We are offering the shares of our common stock described in this prospectus in an underwritten offering in which Sandler O’Neill & Partners, L.P. (“Sandler”) is acting as sole underwriter. We will enter into an underwriting agreement with Sandler with respect to the shares of common stock being offered. Subject to the terms and conditions contained in the underwriting agreement, Sandler has agreed to purchase all of the shares of common stock being offered by this prospectus.

The underwriting agreement provides that the underwriter’s obligation to purchase shares of our common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the representations and warranties made by us are true and agreements have been performed;

•	there is no material adverse change in the financial markets or in our business; and

•	we deliver customary closing documents.

Subject to these conditions, the underwriter is committed to purchase and pay for all shares of our common stock offered by this prospectus, if any such shares are taken. However, the underwriter is not obligated to take or pay for the shares of our common stock covered by the underwriter’s over-allotment option described below, unless and until such option is exercised.

Director and Officer Participation

At our request, the underwriter has reserved for sale up to 3.0 % of the shares of our common stock to be sold in the offering, at the public offering price less reduced underwriting discounts and commissions, to certain of the Company’s directors and officers. The number of shares of our common stock available for sale to the general public will be reduced to the extent these persons purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriter to the general public on the same basis as the other shares offered by this prospectus. None of these persons have any obligation or have made any commitment to purchase any of the shares in the offering, and there can be no assurance as to the number of shares in the offering they may purchase, if any. However, based on non-binding expressions of interest, we expect this group of persons to purchase approximately 29,300 shares in the offering.

Over-Allotment Option

We have granted the underwriter an option, exercisable no later than 30 days after the date of the underwriting agreement, to purchase up to an aggregate of 150,000 additional shares of common stock at the public offering price, less the underwriting discount set forth on the cover page of this prospectus. We will be obligated to sell these shares to the underwriter to the extent the over-allotment option is exercised. The underwriter may exercise this option only to cover over-allotments, if any, made in connection with the sale of the shares of our common stock offered by this prospectus.

Commissions and Expenses

The underwriter proposes to offer the shares of our common stock directly to the public at the offering price set forth on the cover page of this prospectus and to dealers at the public offering price less a concession not in excess of $[•] per share. The underwriter may allow, and the dealers may re-allow, a concession not in excess of $[•] per share on sales to other brokers and dealers. After the public offering of the shares of our common stock, the underwriter may change the offering price, concessions and other selling terms.

The following table shows the per share and total underwriting discounts and commissions that we will pay to the underwriter and the proceeds we will receive before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares.

	Per Share	Total Without Over- Allotment Exercise	Total With Over- Allotment Exercise

Public offering price	$	$	$
Underwriting discounts and commissions payable by us
Proceeds to us (before expenses)

In addition to the underwriting discount, we will reimburse the underwriter for its reasonable out-of-pocket expenses incurred in connection with its engagement as underwriter, regardless of whether the offering is consummated, including, without limitation, all marketing, syndication and travel expenses and legal fees and expenses up to a maximum aggregate amount of $[•]. If the offering is completed and closes, the expenses paid pursuant to the previous sentence will be credited to the underwriting discounts and commissions payable to the underwriter. We estimate that the total expenses of the offering, exclusive of the underwriting discounts and commissions, will be approximately $[•], and are payable by us.

Indemnity

We have agreed to indemnify the underwriter, and persons who control the underwriter, against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), and to contribute to payments that the underwriter may be required to make in respect of these liabilities.

Lock-Up Agreement

We, and each of our executive officers and directors, have agreed, for the period beginning on and including the date of this prospectus through and including the date that is 90 days after the date of this prospectus, (i) not to sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to purchase, make any short sale of, or otherwise dispose of or hedge, directly or indirectly, any shares of our common stock, any of our securities that are substantially similar to any of our common stock, or any of our securities convertible into, repayable with, exchangeable or exercisable for, or that represent the right to receive any shares of our common stock or any of our securities that are substantially similar to our common stock, or (ii) publicly announce an intention to do any of the foregoing, without, in each case, the prior written consent of Sandler. These restrictions are expressly agreed to preclude us, and our executive officers and directors, from engaging in any hedging or other transaction or arrangement that is designed to, or which reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of our common stock, whether such transaction would be settled by delivery of our common stock or other securities, in cash or otherwise. The 90-day restricted period will be automatically extended if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs, or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results or become aware that material news or a material event relating to us will occur during the 16-day period beginning on the last day of the 90-day restricted period, in which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. In addition, during the period beginning on and including the date of this prospectus and continuing through and including the date that is 90 days after the date of this prospectus, without the prior written consent of Sandler, we will not file or cause to become effective a registration statement under the Securities Act, relating to the offer and sale of any shares of our common stock or any of our other securities that are substantially similar to our common stock, or any of our securities that are convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing.

 The restrictions described in the preceding paragraph will not apply with respect to (1) the issuance by us of common stock to Sandler pursuant to the underwriting agreement; (2) the issuance by us of shares, and options to purchase shares, of our common stock pursuant to stock option and other equity compensation plans, as those plans are in effect on the date of this prospectus; (3) the issuance by us of shares of our common stock upon the exercise of stock options and warrants that are outstanding on the date of this prospectus, and the issuance by us of shares of our common stock upon the exercise of stock options issued after the date of this prospectus under stock option and other equity compensation plans referred to in clause (2) of this sentence, as those plans are in effect on the date of this prospectus; (4) the issuance by us of shares of our common stock in connection with a merger or acquisition or similar business combination transaction, (5) a bona fide gift or gifts by any of our executive officers or directors, provided that the donee or donees thereof agree to be bound in writing by the restrictions described in the preceding paragraph; or (6) a transfer by any of our executive officers or directors to any trust for the direct or indirect benefit of that executive officer or director or his or her immediate family or to any entity in which that executive officer or director owns more than 50% of the voting securities, provided that the trustee of the trust or an authorized person of the entity, on behalf of the entity, agrees to be bound in writing by such restrictions and provided further that any such transfer shall not involve a disposition for value. For purposes of this paragraph, “immediate family” shall mean any relationship by blood, marriage or adoption not more remote than first cousin.

Sandler may, in their sole discretion and at any time and from time to time, without notice, release all or any portion of the foregoing shares and other securities from the foregoing restrictions.

Stabilization

In connection with the offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids:

•
Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in to prevent or slow down a decline in the market price of the common stock while the offering is in progress.

•
Over-allotment transactions involve sales by the underwriter of shares of common stock in excess of the number of shares the underwriter is obligated to purchase. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriter is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by exercising its over-allotment option and/or purchasing shares in the open market.

•
Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriter sells more shares than could be covered by exercise of the over-allotment option and, therefore, has a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•
Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Our Relationship with the Underwriter

Sandler, and some of its affiliates, have performed and expect to continue to perform financial advisory and investment banking services for us from time to time in the ordinary course of their respective businesses, and have received, and may continue to receive, compensation for such services.

Our common stock is being offered by the underwriter, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriter and other conditions.

LEGAL MATTERS

The legality of the issuance of the securities to be offered by this prospectus will be the subject of an opinion of our legal counsel, Silver, Freedman & Taff, L.L.P., Washington, D.C.  Certain legal matters relating to the sale of the securities to be offered by this prospectus will be passed upon for the underwriter by Patton Boggs LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of the Company as of June 30, 2011 and 2010, and for each of the years in the three-year period ended June 30, 2011, included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2011, have been incorporated by reference into this prospectus in reliance upon the report of BKD LLP, independent registered public accounting firm, incorporated by reference into this prospectus, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC’s Internet site is http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by us with the SEC are incorporated by reference into this prospectus. You should carefully read and consider all of these documents before making an investment decision.

•
Annual Report on Form 10-K for the fiscal year ended June 30, 2011 filed on September 21, 2011 (including the portions of our definitive proxy statement on Schedule 14A filed on September 21, 2011 and incorporated by reference into that Form 10-K);

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2011;

•	Current Reports on Form 8-K filed on July 26, 2011 and November 4, 2011 ; and

•	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act or proxy or information statements filed pursuant to Section 14 of the Exchange Act since June 30, 2011.

Nothing in this prospectus shall be deemed to incorporate information deemed furnished but not filed with the SEC. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus but not delivered with this prospectus. We will provide these reports upon written or oral request at no cost to the requester. Please direct your request, either in writing or by telephone, to Secretary, Southern Missouri Bancorp, Inc., 531 Vine Street, Poplar Bluff, Missouri 63901, telephone number (573) 778-1800. Our SEC filings are also available to the public in the “Investor Relations” section of our website, www.bankwithsouthern.com. The information on our website is not a part of this prospectus and the reference to our website address does not constitute incorporation by reference of any information on our website into this prospectus.

1,000,000 Shares

Common Stock

________________________________

PROSPECTUS
___________________________

[•], 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

Set forth below is an estimate of the amount of fees and expenses (other than underwriting discounts and commissions) to be incurred in connection with the issuance of the shares by Southern Missouri Bancorp, Inc. (the “Registrant”):

SEC Filing Fee	$3,338
Registrant’s Counsel Fees and Expenses	295,000
Registrant’s Accounting Fees and Expenses	50,000
Underwriter's Legal Fees and Expenses	175,000
Printing and EDGAR	18,000
FINRA Filing Fee	3,375
Other	10,000
TOTAL	$554,713

Item 14.  Indemnification of Directors and Officers

Section 351.355 of the Missouri General and Business Corporation Law provides for permissible and mandatory indemnification of directors, officers, employees and agents in certain circumstances.  Section 351.355.1 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person=s conduct was unlawful. Section 351.355.1 further provides that the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person=s conduct was unlawful.

Section 351.355.2 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of the person’s duties to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 351.355.3 provides that except to the extent otherwise provided in the corporation’s articles of incorporation or bylaws, to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 351.355.1 and 351.355.2, or in defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

Section 351.355.4 provides that any indemnification under Sections 351.355.1 and 351.355.2 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Section 351.355.

Section 351.355.5 provides that expenses incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking to repay the amount if it is ultimately determined that the person is not entitled to be indemnified by the corporation.

Section 351.355.6 provides that indemnification and advancement of expenses provided under Section 351.355 are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the corporation’s articles of incorporation or bylaws, or any agreement, vote of shareholders or disinterested directors or otherwise.  Section 351.355.8 provides that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person=s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 351.355.

Article IX of the Registrant’s articles of incorporation provides that the Registrant shall indemnify any present or former director or executive officer of the Registrant or any subsidiary of the Registrant against any and all expenses, including attorneys' fees), judgments, fines and amounts paid in settlement and reasonably incurred by such person in connection with any threatened, pending or completed civil, criminal, administrative or investigative action, suit, proceeding or claim (including any action by or in the right of the Registrant or a subsidiary) by reason of the fact that such person is or was serving in such capacity; provided, however, that no such person shall be entitled to any indemnification pursuant to Article IX on account of (i) conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest or to have constituted willful misconduct, or (ii) an accounting for profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

Item 15.  Recent Sales of Unregistered Securities

Not Applicable.

Item 16.  Exhibits and Financial Statement Schedules

(a)  List of Exhibits:  See the Exhibit Index filed as part of this Registration Statement.

(b)  Financial Statement Schedules:  No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.  Undertakings

The undersigned Registrant hereby undertakes that:

(1)For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Poplar Bluff, State of Missouri, on the  7 th day of November , 2011.

SOUTHERN MISSOURI BANCORP, INC.
By:	/s/ Greg A. Steffens
Greg A. Steffens
President and Chief Executive Officer
(Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Greg A. Steffens	*
Greg A. Steffens	Matthew T. Funke
President and Chief Executive Officer and Director	Chief Financial Officer
(Principal Executive Officer)	(Principal Financial and Accounting Officer)

Date: November 7 , 2011	Date: November 7 , 2011

*	*
Samuel H. Smith	L. Douglas Bagby
Chairman of the Board of Directors	Vice Chairman and Director

Date: November 7 , 2011	Date: November 7 , 2011

*	*
Ronnie D. Black	Rebecca McLane Brooks
Director	Director

Date: November 7 , 2011	Date: November 7 , 2011

*	*
Charles R. Love	Charles R. Moffitt
Director	Director

Date: November 7 , 2011	Date: November 7 , 2011

*	*
Dennis C. Robison	Sammy A. Schalk
Director	Director

Date: November 7 , 2011	Date: November 7 , 2011

David J. Tooley
Director

Date:

*By:     /s/ Greg A. Steffens
    Greg A. Steffens
    Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Document
1.0	Form of Underwriting Agreement*
3.1(i)	Articles of Incorporation of the Registrant (filed as an exhibit to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999 and incorporated herein by reference)
3.1(ii)
Certificate of Designation for the Registrant’s Senior Non-Cumulative Perpetual Preferred Stock, Series A (filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on July 26, 2011 and incorporated herein by reference)

3.2	Bylaws of the Registrant (filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on December 6, 2007 and incorporated herein by reference)
5.0	Opinion of Silver, Freedman & Taff, L.L.P. regarding the legality of the shares being registered*
10.1	2008 Equity Incentive Plan (attached to the Registrant’s definitive proxy statement filed on September 19, 2008 and incorporated herein by reference)
10.2	2003 Stock Option and Incentive Plan (attached to the Registrant’s definitive proxy statement filed on September 17, 2003 and incorporated herein by reference)
10.3	1994 Stock Option and Incentive Plan (attached to the Registrant’s definitive proxy statement filed on October 21, 1994 and incorporated herein by reference)
10.4	Management Recognition and Development Plan (attached to the Registrant’s definitive proxy statement filed on October 21, 1994 and incorporated herein by reference)
10.5(i)	Director’s Retirement Agreement with Samuel H. Smith (filed as an exhibit to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 1995 and incorporated herein by reference)
10.5(ii)
Director’s Retirement Agreement with Sammy A. Schalk (filed as an exhibit to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended December 31, 2000 and incorporated herein by reference)

10.5(iii)
Director’s Retirement Agreement with Ronnie D. Black (filed as an exhibit to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended December 31, 2000 and incorporated herein by reference)

10.5(iv)
Director’s Retirement Agreement with L. Douglas Bagby (filed as an exhibit to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended December 31, 2000 and incorporated herein by reference)

10.5(v)
Director’s Retirement Agreement with Rebecca McLane Brooks (filed as an exhibit to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended December 31, 2004 and incorporated herein by reference)

10.5(vi)
Director’s Retirement Agreement with Charles R. Love (filed as an exhibit to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended December 31, 2004 and incorporated herein by reference)

10.5(vii)
Director’s Retirement Agreement with Charles R. Moffitt (filed as an exhibit to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended December 31, 2004 and incorporated herein by reference)

10.5(viii)
Director’s Retirement Agreement with Dennis C. Robison (filed as an exhibit to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended December 31, 2008 and incorporated herein by reference)

10.6	Employment Agreement with Greg Steffens (filed as an exhibit to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999 and incorporated herein by reference)
21.0	Subsidiaries of the Registrant (filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011 and incorporated herein by reference)
23.1	Consent of Silver, Freedman & Taff, L.L.P. (contained in opinion included as Exhibit 5.0)*
23.2	Consent of BKD, LLP
24.0	Power of Attorney (set forth on signature page)*
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*Previously filed.